Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

THE HOME DEPOT, INC.

GOLD ACQUISITION SUB, INC.

AND

GMS INC.

Dated as of June 29, 2025

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4.15	Insurance	29
4.16	Properties	29
4.17	Material Contracts	30
4.18	Customers and Suppliers	33
4.19	Information in SEC Filings	34
4.20	Brokers and Finders	34
4.21	Antitakeover Statutes	34
4.22	No Rights Agreement	34
4.23	Merger Approval	34
4.24	No Other Representations and Warranties	34
V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35
5.1	Organization, Good Standing and Qualification	35
5.2	Corporate Authority	35
5.3	Governmental Filings; No Violations; Etc.	35
5.4	Interested Stockholder	36
5.5	Litigation	36
5.6	Funds	36
5.7	No Operations	37
5.8	Information in Offer Documents	37
5.9	Brokers	37
5.10	No Other Representations and Warranties	37
VI. COVENANTS		37
6.1	Interim Operations	37
6.2	Company Board Recommendation; Acquisition Proposals	42
6.3	Reasonable Best Efforts	46
6.4	Access and Reports	49
6.5	Publicity	50
6.6	Employee Benefits	50
6.7	Expenses	52
6.8	Indemnification; Directors’ and Officers’ Insurance	53
6.9	Takeover Statutes	54
6.10	Section 16 Matters	54
6.11	Parent Vote	55

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6.12	Rule 14d-10(d) Matters	55
6.13	Cooperation as to Certain Indebtedness	55
6.14	Resignations	56
6.15	Stockholder Litigation	56
VII. CONDITIONS		56
7.1	Conditions to Each Party’s Obligation to Effect the Merger	56
7.2	Frustration of Closing Conditions	57
VIII. TERMINATION		57
8.1	Termination by Mutual Consent	57
8.2	Termination by Either Parent or the Company	57
8.3	Termination by the Company	57
8.4	Termination by Parent	58
8.5	Effect of Termination and Abandonment	58
IX. MISCELLANEOUS AND GENERAL		60
9.1	Survival	60
9.2	Modification or Amendment	60
9.3	Waiver of Conditions	60
9.4	Counterparts; Effectiveness	60
9.5	Governing Law; Venue; Waiver of Jury Trial	60
9.6	Specific Performance	61
9.7	Notices	62
9.8	Entire Agreement	62
9.9	No Third Party Beneficiaries	63
9.10	Obligations of Subsidiaries	63
9.11	Definitions	63
9.12	Severability	63
9.13	Interpretation; Construction	64
9.14	Assignment	65
9.15	Transfer Taxes	65
Annex A	Definitions
Annex B	Offer Conditions
Annex C	Amended and Restated Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2025, among The Home Depot, Inc., a Delaware corporation (“Parent”), Gold Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and GMS Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not defined herein have the respective meanings ascribed to them in Annex A.

RECITALS

A. Parent, Merger Sub and the Company have each determined that it is in their respective best interests for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

B. In furtherance of the contemplated acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be amended, modified or extended from time to time as permitted or required by this Agreement, the “Offer”) to acquire all of the shares of Common Stock that are issued and outstanding (each, a “Share” and, collectively, the “Shares”) at a price per share of $110.00 (such amount, as it may be adjusted from time to time pursuant to the terms of this Agreement, the “Offer Price”), to the seller in cash, without interest, on the terms and subject to the conditions set forth herein;

C. Following the acceptance for payment of the Shares pursuant to the Offer and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time and not tendered and accepted pursuant to the Offer (other than Shares described in Section 3.1(a)(ii) and Dissenting Shares) will be canceled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price;

D. The Board of Directors of the Company (the “Board”) has unanimously, (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are advisable and are fair to, and in the best interests of, the stockholders of the Company (the “Stockholders”) and the Company and (ii) approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, declared their advisability and, subject to the terms hereof, resolved to recommend that the Stockholders accept the Offer and tender their Shares to Merger Sub in the Offer; and

E. The Board of Directors of each of Parent (or a duly authorized committee thereof) and Merger Sub have approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and in the case of Merger Sub, determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this agreement are advisable and are fair to and in the best interests of the sole stockholder of Merger Sub, and recommended that the sole stockholder of Merger Sub (in its capacity as such) adopt this Agreement.

NOW, THEREFORE, the Company, Parent and Merger Sub, in consideration of the representations, warranties and covenants contained in this Agreement, agree as follows:

I. THE OFFER

1.1           The Offer.

(a)           On a date to be agreed by Parent and the Company or, if they are unable to agree, on or prior to the tenth (10th) Business Day after the date of this Agreement (the “Commencement Date”), Merger Sub will (and Parent will cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) the Offer.

(b)          The obligation and right of Merger Sub to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer will be solely subject to: (i) there being validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to any then scheduled Expiration Time that number of Shares which represents a majority of the Shares then outstanding (the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent or Merger Sub (to the extent permitted hereby) of the other conditions and requirements set forth in Annex B (together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Merger Sub of the other Offer Conditions, Merger Sub will (and Parent will cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The conditions to the Offer set forth in Annex B are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in their sole discretion, in whole or in part at any time and from time to time, subject to this Section 1.1. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer will be paid to the seller in cash, without interest and net of any required withholding of Taxes pursuant to Section 3.2(i).

(c)           The Offer will be made by means of an offer to purchase (the “Offer to Purchase”) that includes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub reserve the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company (in its sole discretion), Parent and Merger Sub will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Annex B or modify or change any Offer Condition in any manner adverse to any Stockholders, (v) except as otherwise provided in this Section 1.1, extend or otherwise change the expiration time of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to any Stockholders.

(d)          The Offer will expire one (1) minute after 11:59 p.m. Eastern Time on the date that is 20 Business Days following (and including the day of) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended as permitted or required by this Agreement, the date and time to which the Offer has been so extended or re-extended (the Initial Expiration Time, as so extended, the “Expiration Time”).

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(e)          (i) If on or prior to any then scheduled Expiration Time, any of the Offer Conditions has not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, then Merger Sub will (and Parent will cause Merger Sub to) extend the Offer for successive periods of up to ten (10) Business Days each (or such additional or longer periods if Parent so desires and the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion in order to permit the satisfaction of such conditions; provided, however, that if, at any scheduled Expiration Time, each of the Offer Conditions (other than the Minimum Condition) has been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub and the Minimum Condition has not been satisfied, Merger Sub shall not be required to (but shall, in its sole discretion, be entitled to) extend the Offer for more than twenty (20) Business Days beyond such scheduled Expiration Time; and (ii) Merger Sub will (and Parent will cause Merger Sub to) extend the Offer for any period or periods required by applicable Law, including applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission or its staff (the “SEC”); provided, however, that, in any case in this Section 1.1(e), Merger Sub will not be required to extend the Offer beyond the Outside Date and will not be permitted to extend the Offer beyond the Outside Date without the Company’s prior written consent in its sole discretion.

(f)           On the terms and subject to the conditions of this Agreement, Merger Sub will, and Parent will cause Merger Sub to, accept and pay for (subject to any required withholding of Tax pursuant to Section 3.2(i)) all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable and in any event within one (1) Business Day after the Expiration Time. Acceptance for payment of Shares in accordance with this Agreement after the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(g)          Merger Sub will not terminate the Offer prior to any scheduled Expiration Time, except after this Agreement has been terminated in accordance with Article VIII. If the Offer is terminated or withdrawn by Merger Sub prior to the acceptance for payment of Shares tendered in the Offer, Merger Sub will promptly return, and will cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)          As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub will file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement, if any (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, collectively, the “Offer Documents”). The Company will promptly furnish to Parent and Merger Sub all information concerning the Company and the Stockholders required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub will take all steps necessary to cause the Offer Documents to be disseminated to the Stockholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will correct promptly any information provided by it for use in the Offer Documents if and to the extent that it becomes aware that such information has become false or misleading in any material respect. Parent and Merger Sub will take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub will promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and will promptly provide the Company with copies of all written correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand. Parent and Merger Sub will respond promptly to any comments of the SEC or its staff with respect to the Schedule TO. Except from and after a Change of Recommendation, prior to filing any Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub will provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub will give reasonable consideration to any such comments.

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(i)           Parent will provide or cause to be provided to Merger Sub, within one (1) Business Day after the Expiration Time, the funds necessary to pay for any Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer and this Agreement.

1.2           Company Actions. (a) On the date the Offer Documents are filed with the SEC in accordance with Section 1.1(h) (or on such day as may be agreed by the parties, but in any event in accordance with applicable Law), the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that will comply in all material respects with the Exchange Act and will, subject to the terms hereof, including the provisions of Section 6.2, contain the Company Board Recommendation and will reflect that the Merger will be consummated as soon as practicable following the completion of the Offer pursuant to Section 251(h) of the DGCL. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. The Company will take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub will promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it becomes aware that such information has become false or misleading in any material respect. The Company will take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by the Exchange Act. The Company will promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and will promptly provide Parent and Merger Sub copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company will respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Except in connection with a disclosure regarding a Change of Recommendation or, subject to Section 6.2, an Acquisition Proposal received by the Company, prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company will provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company will give reasonable consideration to any such comments. Subject to the terms hereof, including the provisions of Section 6.2, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

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(b)          In connection with the Offer, the Company will promptly after the date hereof furnish or cause to be furnished to Parent and Merger Sub or their agents a list of Stockholders, mailing labels, non-objecting beneficial owner lists and any other available listings or computer files containing the names and addresses of the record holders and, to the extent available to the Company, beneficial owners of Shares and lists of securities positions of Shares held in stock depositories, in each case in the Company’s possession or control as of the most recent practicable date, and will promptly furnish to Parent and Merger Sub and their agents such additional information and assistance (including updated lists of record holders or beneficial owners of Shares, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or their agents may reasonably request for the purpose of communicating the Offer and the Offer Documents to the record holders and beneficial owners of Shares. The date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub will (and will cause their respective Representatives to) (i) hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and (ii) not use or disclose such information other than in connection with the Offer and the Merger and, if this Agreement is terminated, will promptly deliver (and will direct their agents and Representatives to deliver) to the Company or will destroy all copies and any extract or summaries of such information then in their possession or control. In addition, in connection with the Offer, the Company will cause its Representatives to cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Benefit Plan, and to permit such holders of Shares to tender such Shares in the Offer, to the extent permitted by applicable Law and the applicable Company Benefit Plan.

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II. THE MERGER

2.1           The Merger. (a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the Offer Closing. The parties hereto will take all necessary or appropriate action to cause the Merger to be effected without adoption of this Agreement by or a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

(b)          Upon consummation of the Merger, the separate corporate existence of Merger Sub will thereupon cease and the Surviving Corporation will continue its corporate existence under the DGCL as a wholly owned subsidiary of Parent.

2.2           Closing. Subject to the provisions of this Agreement and unless otherwise agreed by the Company and Parent in writing, the closing of the Merger (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York or electronically by exchange of documents and signatures, at 9:00 a.m. (New York City, New York time) on the Offer Closing Date (after the Offer Closing), except if the conditions set forth in Section 7.1(a) shall not have been satisfied or waived by such date, then no later than the first Business Day on which the conditions set forth in Section 7.1(a) are satisfied or waived (the date on which the Closing occurs, the “Closing Date”).

2.3           Effective Time. On the Closing Date and as soon as practicable following the Closing, the parties will cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

2.4           Effects of the Merger. The Merger will have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties and assets of the Company, its Subsidiaries and Merger Sub.

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2.5           Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation will, be amended and restated in its entirety to read in the form attached hereto as Annex C, and the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that all references therein shall to the name of Merger Sub shall be deemed to refer to the name of the Surviving Corporation), in each case, until thereafter changed or amended, subject to Section 6.8 and applicable Law.

2.6           Directors and Officers. (i) The directors of Merger Sub immediately prior to the Effective Time will at the Effective Time be the initial directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the Effective Time will at the Effective Time be the officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL. The parties shall take all actions necessary to give effect to the foregoing.

III. CONVERSION OF SECURITIES

3.1           Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, any holder of any securities of the Company, Parent or Merger Sub:

(a)           (i) Each Share issued and outstanding immediately prior to the Effective Time (but excluding shares to be cancelled and retired in accordance with Section 3.1(a)(ii) and Dissenting Shares) will be converted into the right to receive the Offer Price in cash per Share (the “Merger Consideration”), without interest, upon surrender of such Shares in the manner provided in Section 3.2(d), less any required withholding Taxes pursuant to Section 3.2(i); and, at the Effective Time, all such Shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate (a “Certificate”, it being understood that any references herein to a “Certificate” or “Certificates” will be deemed to include references, as applicable, to book-entry account statements relating to the ownership of Shares where appropriate) formerly representing any such Shares will thereafter represent only the right to receive the Merger Consideration for each such Share, without interest and subject to any required withholding Taxes pursuant to Section 3.2(i).

(ii)          Each Share that is (A) owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than Merger Sub) or (B) tendered and irrevocably accepted for purchase in the Offer will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           All shares, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become, in the aggregate, 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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(c)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Offer Price and Merger Consideration will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(d)          Notwithstanding any provision of this Agreement to the contrary, including Section 3.1(a), Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 3.1(a)(ii)) and held by a record holder or beneficial owner who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is statutorily entitled to exercise appraisal rights and who duly complies with all provisions of Section 262 of the DGCL concerning the right of holders of Shares to dissent from the Merger and seek appraisal of their Shares (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the DGCL with respect to such Shares) will not be converted into a right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s appraisal rights pursuant to Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a)(i), without interest thereon and less any required withholding Taxes pursuant to Section 3.2(i), upon surrender of the Certificate formerly representing such Shares in the manner provided in Section 3.2(d). Notwithstanding anything to the contrary contained in Section 3.1(a)(i), if the Merger is abandoned or this Agreement is terminated prior to the Effective Time, then the right of any Stockholder to be paid the fair value of such Stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will be null and void. The Company will provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent will have the opportunity and right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent or to the extent required by Law, the Company will not make any payment with respect to, or settle or propose or agree to settle, any such demands.

3.2           Exchange Agent Matters; Exchange of Certificates.

(a)           Prior to the Effective Time, Parent will appoint a U.S. bank or trust company reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement customary in form and substance, for the purpose of exchanging Shares for the Merger Consideration.

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(b)          Prior to or concurrent with the Effective Time, Parent will deposit, or will cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Shares that are converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i), cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration to which such holders of Shares will be entitled at the Effective Time pursuant to this Agreement (such cash, and any additional cash deposited pursuant to Section 3.2(h), being hereinafter referred to as the “Exchange Fund”).

(c)           Promptly, and in any event within three (3) Business Days after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares immediately prior to the Effective Time whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i), a letter of transmittal and instructions for use in such exchange (the “Letter of Transmittal”). The Letter of Transmittal will be in a customary form reasonably acceptable to Parent, the Company and the Exchange Agent and will specify that the delivery will be effected, and risk of loss and title to the Shares will pass, only upon proper delivery of the completed Letter of Transmittal and Certificates to the Exchange Agent.

(d)          Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may require), in the case of a book-entry transfer, the Merger Consideration in respect of the Shares represented by such Certificate (or other such evidence). Until so surrendered or transferred, as the case may be, each such Certificate will represent after the Effective Time for all purposes only the right to receive the Merger Consideration in accordance with this Agreement.

(e)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to such payment that (i) either such Certificate is properly endorsed or otherwise in proper form for transfer or, if uncertificated, is properly transferred and (ii) the Person requesting such payment will pay to the Exchange Agent any transfer, documentary, stamp or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)           After the Effective Time, there will be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and, with respect to Certificates representing Shares that were converted into the right to receive the Merger Consideration (without interest and subject to any required withholding Taxes pursuant to Section 3.2(i)) pursuant to Section 3.1(a)(i), exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g)          Any portion of the Exchange Fund that remains unclaimed by the holders of Shares on the first anniversary of the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent will not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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(h)          The Exchange Agent will invest any cash in the Exchange Fund as directed by Parent; provided, however, that any investment of such cash will in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Ratings or S&P Global Ratings, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $15 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon will affect the amounts payable pursuant to this Agreement. Any interest and other income resulting from such investments will be paid to the Surviving Corporation or Parent, as Parent directs. In the event that the Exchange Fund is insufficient to make the payments contemplated by this Agreement to be made to Stockholders in respect of Shares converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i), Parent will, or will cause the Surviving Corporation, to promptly to deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund will not be used for any purpose not expressly provided for in this Agreement. Any portion of the cash made available to the Exchange Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(i)           Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation and their respective agents will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or under this Agreement to any holder of Shares, and any amounts payable as described under Section 3.3, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of applicable U.S. federal, state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options or Company Restricted Units, as applicable, in respect of which such deduction and withholding were made.

(j)           In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate in accordance with this Article III.

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3.3           Company Stock Awards and Company ESPP.

(a)          Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding option to purchase Shares (each, a “Company Stock Option”) granted under the 2014 GMS Inc. Stock Option Plan, the GMS Inc. 2020 Equity Incentive Plan, as amended, and the GMS Inc. Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, will become fully vested, and will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share underlying such Company Stock Option and (ii) the number of Shares underlying such Company Stock Option immediately prior to the Effective Time. All amounts payable pursuant to this Section 3.3(a) to the holders of Company Stock Options will be paid by the Surviving Corporation as soon as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(i).

(b)          Immediately prior to the Effective Time (but contingent upon the Effective Time), each then-outstanding restricted stock unit granted under a Company Stock Plan (each, a “Company Restricted Unit”), other than any Company Restricted Units set forth on Section 3.3(b) of the Company’s Disclosure Schedules (each, a “Rollover RSU”) and except as otherwise agreed to in writing by Parent and any holder of a Company Restricted Unit, will become fully vested, and, subject to compliance with Section 409A of the Code, will be, as of immediately prior to the Effective Time (but contingent upon the Effective Time), cancelled and converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company Restricted Unit immediately prior to the Effective Time. All amounts payable pursuant to this Section 3.3(b) to the holders of Company Restricted Units will be paid by the Surviving Corporation as soon as practicable after, and in any event within five (5) Business Days following, the Effective Time, without any interest thereon and less required Tax withholding pursuant to Section 3.2(i).

(c)          Immediately prior to the Effective Time (but contingent upon the Effective Time), each Rollover RSU shall cease to represent a right with respect to Shares and shall be assumed by Parent and converted into a restricted stock unit (each, a “Parent RSU”) with respect to Parent Shares under The Home Depot, Inc. Omnibus Stock Incentive Plan. The number of Parent RSUs issuable with respect to each Rollover RSU will equal the product of (i) the number of Shares underlying such Rollover RSU and (ii) the Equity Award Exchange Ratio, rounded down to the nearest whole share. The Parent RSUs issued upon conversion of the Rollover RSUs shall be subject to substantially the same terms and conditions as the Rollover RSUs, including any vesting and acceleration of vesting provisions (the “Vesting Conditions”); provided that Parent may implement changes that, in the reasonable and good faith determination of Parent, are appropriate to conform the Rollover RSUs to the Parent RSUs, so long as such changes are applicable to other holders of Parent RSUs (other than Affected Employees) and do not modify the Vesting Conditions.

(d)          Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to ensure that, with respect to the GMS Inc. Employee Stock Purchase Plan (the “ESPP”), (i) subject to Section 3.3(d)(ii), the offering period that commences July 1, 2025 and ends December 31, 2025 shall be the final offering period; (ii) the final exercise date for the offering period that otherwise would be in effect on the Closing will be no later than five (5) Business Days prior to Closing and all amounts allocated to each participant’s account under the ESPP at the end of such offering period shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares shall be treated in accordance with Article III, (iii) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase and (iv) the Company shall take such steps as may be necessary such that, between the date of this Agreement and the Closing, (x) no new participant may commence participation in the ESPP and (y) no current participant in the ESPP may increase his or her rate of contribution under the ESPP.

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(e)          As soon as reasonably practicable following the date of this Agreement, the Company (and the Board and any applicable committees thereof) will take all actions and adopt such resolutions as are reasonably necessary or as may be required to give effect to and accomplish the treatment of Company Stock Options and Company Restricted Units (collectively, the “Company Stock Awards”) and the treatment of the ESPP, in each case as contemplated by this Section 3.3. No later than the Effective Time, unless Parent may rely on an existing registration statement, Parent shall prepare and have on file with the SEC an effective registration statement under the Securities Act on an appropriate form (including Form S-8 or other applicable form) with respect to the Parent Shares subject to the Parent RSUs issued upon conversion of the Rollover RSUs.

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents publicly filed with the SEC no less than one (1) Business Day prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the headings “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any factual information contained therein) or (ii) as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section of this Article IV shall be deemed to be disclosed in reference to all other applicable sections of this Article IV if the relevance of such disclosure to such other sections is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

4.1           Organization, Good Standing and Qualification.

(a)          The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except, in each case, where the failure of the Company to be so qualified and be in good standing as a foreign corporation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement and the Company is not in material breach of and has not materially violated the terms of its Certificate of Incorporation or Bylaws.

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(b)          Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the laws of the jurisdiction of its organization, (ii) has the requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign corporation or other legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except, in each case, where the failure of any of the Company’s Subsidiaries to be so organized, existing, qualified or in good standing or to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the organizational documents of each of its Significant Subsidiaries, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement and none of the Company’s Significant Subsidiaries is in material breach of or has materially violated the terms of such organizational documents.

4.2           Capital Structure.

(a)          The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which 38,004,717 shares were issued and outstanding as of June 27, 2025 (the “Measurement Date”), and 1,206,032 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Awards, and (ii) 50,000,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. As of the Measurement Date, 169,800 shares of Common Stock were held by the Company as treasury shares. As of the Measurement Date, an aggregate of 3,753,810 Shares were reserved for issuance under the Company Stock Plans, of which (A) 946,275 Shares were issuable upon the exercise of outstanding Company Stock Options and (B) 259,757 Shares were underlying outstanding Company Restricted Units. Since the Measurement Date and except for issuances permitted pursuant to Section 6.1(b), the Company has not issued, and the Board (or any committee of the Board) has not approved or authorized any issuance of Common Stock, Company Stock Options, Company Restricted Units or other shares in the capital stock of the Company or securities convertible into or exercisable or exchangeable therefor.

(b)          All of the issued and outstanding Shares have been, and the Shares which may be issued pursuant to the exercise (as applicable), vesting or settlement of Company Stock Awards will be, when issued in accordance with the terms of the applicable Company Stock Awards, duly authorized and validly issued and are, or will be when issued, fully paid and nonassessable.

(c)          Except as described in Section 4.2(a) and except for changes resulting from the exercise of Company Stock Options or the vesting and settlement of Company Restricted Units, in each case, outstanding as of the Measurement Date or issued hereunder as permitted pursuant to Section 6.1(b), there are no outstanding options, warrants, purchase rights, subscription rights, preemptive rights, calls or other rights (whether or not currently exercisable) to acquire from the Company any shares of capital stock of the Company, restricted stock units, stock-based performance units, shares of phantom stock, stock appreciation rights, profit participation rights or other securities convertible into or exchangeable or exercisable for, or valued by reference to, shares of the capital stock of the Company, or any other Contracts that obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock. None of the outstanding shares of capital stock of the Company is subject to any right of first refusal, right of purchase, right of participation or similar right in favor of the Company. None of the Company’s Subsidiaries own any shares of capital stock of the Company.

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(d)          With respect to each Company Stock Award that is outstanding as of the Measurement Date, Section 4.2(d) of the Company Disclosure Schedule lists: (i) the holder thereof, (ii) the total number of shares of Common Stock underlying such Company Stock Award, (iii) the grant date, (iv) the vesting schedule and vested status, (v) for each Company Stock Option, the exercise price per share underlying such Company Stock Option and the expiration date and (vi) the Company Stock Plan pursuant to which such Company Stock Award was granted. Each Company Stock Award: (A) was duly authorized no later than the date on which the grant of such Company Stock Award was by its terms to be effective by all necessary corporate action, (B) is and has been at all times exempt from, or in compliance with, Section 409A of the Code, (C) was made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws (including valid exemptions from registration under applicable securities Laws) and (D) for Company Stock Options, has been granted with an exercise price equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant. The Company has furnished to Parent complete and accurate copies of the Company Stock Plans and the forms of agreements evidencing each outstanding Company Stock Award granted thereunder.

(e)           Section 4.2(e) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization as of the date hereof. The outstanding shares of capital stock or other equity interests of, or ownership interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its direct or indirect wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of or other equity interests of, or ownership interests in, such Subsidiaries, free and clear of any Liens, other than Permitted Liens. There are no outstanding options, warrants, purchase rights, subscription rights, preemptive rights, calls, or other rights (whether or not currently exercisable) to acquire from any of the Subsidiaries any shares of capital stock of or other equity or ownership interests of any such Subsidiaries, restricted stock units, stock-based performance units, shares of phantom stock, stock appreciation rights, profit participation rights or other securities convertible into or exchangeable or exercisable for, or valued by reference to, shares of capital stock of or other equity interests of, or ownership interests in, any such Subsidiaries, or any other Contracts that obligate any Subsidiary of the Company to issue, purchase, redeem or otherwise acquire any of its capital stock, equity or ownership interests. None of the outstanding shares of capital stock of (or other equity or ownership interests in) any of the Company’s Subsidiaries is (i) entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right or (ii) subject to any right of first refusal in favor of such Subsidiary. Neither the Company nor any of its Subsidiaries owns any capital stock of, or ownership equity securities of, or any equity interest of any nature in, any other Person other than each of the Company’s direct or indirect wholly owned Subsidiaries. None of the Company or any of the Company’s Subsidiaries is bound by any Contract under which it is or may become obligated to make any future investment in or capital contribution to any other Person.

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(f)           From the Measurement Date to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of its Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Shares (other than the issuance of shares of Common Stock that were reserved for issuance and issued pursuant to Company Stock Awards outstanding as of the Measurement Date as set forth in Section 4.2(a)), and neither the Board nor any committee of the Board has authorized any of the foregoing.

(g)          Except for awards to acquire or receive shares of Common Stock under a Company Stock Plan (and in such case, only upon the vesting and settlement or exercise and delivery thereof), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders or the equityholders of any of the Company’s Subsidiaries on any matter.

(h)          There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any Person from selling, purchasing, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of the capital stock of or other equity or ownership interest in the Company or any of its Subsidiaries.

4.3           Corporate Authority; Approvals; Opinion of the Company’s Financial Advisor.

(a)          The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The Board has, by resolutions duly adopted (at a meeting duly called and held, at which all directors of the Company were present and voted in favor):

(i)          determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are advisable and are fair to and are in the best interests of the Company and the Stockholders;

(ii)         approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and declared their advisability; and

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(iii)        subject to the terms hereof, including Section 6.2, recommended to the holders of Shares that they accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the foregoing recommendations in clauses (i) through (iii) of this Section 4.3(b), collectively, the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except, in the case of clause (iii), after the date of this Agreement as permitted by this Agreement, including Section 6.2.

(c)          Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, assuming the Offer and Merger are consummated in accordance with the terms of this Agreement and Section 251(h) of the DGCL, no other corporate proceedings or actions on the part of the Company or its Stockholders are necessary to authorize, approve or adopt this Agreement or with respect to the consummation of the transactions contemplated hereby.

(d)          The Board has received the opinion of Jefferies LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters as set forth therein, the price per Share to be received by holders of Shares (other than, as applicable, Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be provided by the Company to Parent, solely on an informational and non-reliance basis, promptly following the execution of this Agreement.

4.4           Governmental Filings; No Violations.

(a)          Except for (i) compliance with, and filings under, the Specified Antitrust Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Schedule 14D-9 and any other applicable federal securities Laws, (iii) compliance with applicable state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) compliance with the applicable requirements of NYSE (the items set forth above in clauses (i) through (v), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, waivers, orders, licenses, permits or authorizations required to be obtained by the Company from, or waiting periods are required to be terminated or observed by any domestic or foreign, federal, state or local governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive, governmental or judicial entity (each, a “Governmental Entity”) or under any applicable Law in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby, including the Offer and the Merger, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)            The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, (i) cause a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws or the organizational documents of any Significant Subsidiary, (ii) assuming the Company Required Governmental Approvals are obtained, conflict with or result in a breach or violation of any Law applicable to the Company or any Subsidiary or any of their respective properties or assets, (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or give rise to a termination (or right of termination) or default under or the requirement to obtain any consent, approval or waiver under or result in or give rise to any right of first offer or refusal or the acceleration or loss of any material right or obligation under any Contract to which the Company or any of its Subsidiaries is party or bound or (iv) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries, other than any Permitted Lien; provided, in the case of the preceding clauses (ii), (iii), and (iv), any such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5           SEC Filings.

(a)            The Company has filed or furnished all reports, schedules, forms, and other statements required to be filed or furnished by it (including exhibits and all other information incorporated therein) with the SEC under the Exchange Act or the Securities Act since the Reference Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and any supplements, modifications or other amendments thereto, the “Company SEC Documents”). As of their respective filing dates or, if amended, supplemented or modified by a subsequent filing with the SEC since their respective filing dates, as of the date of the last such amendment, supplement or modification, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(b)            No Subsidiary of the Company is required to file or furnish any report, statement, form, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            Each Company SEC Document filed pursuant to the Securities Act, as of the date such filing (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing, as of the date such amendment became effective or filing was made), did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(e)            The Company maintains, and at all times since the Reference Date has maintained, effective disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed, and since the Reference Date, have been reasonably designed, to ensure that information required to be disclosed by the Company is recorded and reported to the individuals responsible for the preparation of the Company SEC Documents as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).

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(f)             The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended April 30, 2025, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of April 30, 2025. Since the Reference Date, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(g)            Since the Reference Date, there have not been any complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law that remain outstanding or unresolved and that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(h)            As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. To the Knowledge of the Company, there are no inquiries or investigations by the SEC pending or threatened regarding any accounting practice by the Company.

(i)             As of the date of this Agreement, the Company is in compliance in all material respects with all current listing requirements of NYSE.

4.6           Financial Statements; Liabilities.

(a)            The consolidated financial statements (including any related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited statements, to normal year-end audit adjustments), (ii) fairly present in all material respects, in each case in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and applicable Law. No financial statements of any Person other than the Company and its consolidated Subsidiaries are required by GAAP or the rules and regulations of the SEC to be included in the Company’s consolidated financial statements or the Company SEC Documents.

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(b)            As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company in writing or, to the Knowledge of the Company, orally that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)            Neither the Company nor any of its Subsidiaries is a party to, nor does it have any obligation or other commitment to become a party to (i) any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) or (ii) any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(d)            There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), other than: (i) liabilities or obligations disclosed and provided for in the audited consolidated balance sheet of the Company as of April 30, 2025 (the “Company Balance Sheet”) that is included in the Company SEC Documents, (ii) liabilities or obligations incurred in the Ordinary Course since April 30, 2025 (the “Company Balance Sheet Date”) or arising or incurred in connection with or contemplated by this Agreement, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7           Absence of Certain Changes.

(a)            Since April 30, 2025 through the date of this Agreement, except for events giving rise to, or contemplated by, this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the Ordinary Course and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Sections 6.1(b)(ii), (v), (vi), (vii), (viii), (x), (xi), (xii), (xvii), (xx), (xxi) or, with respect to any of the foregoing, (xxii).

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(b)            Since April 30, 2025, there has not been any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8           Compliance with Law.

(a)            The Company and each of its Subsidiaries is, and at all times since the Reference Date has been, in compliance with all Laws applicable to the Company or such Subsidiary or any of their respective properties, assets, businesses or operations, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, since the Reference Date, entered into any Contract containing “any flow-down” provisions or made any certifications to any counterparty to any Contract (or prime contractor or Governmental Entity in connection therewith), in each case, that would require current or future compliance with any federal anti-discrimination Laws, including as it relates to diversity, equity and inclusion programs and policies (“Specified Government Contracts”).

(b)            Except as would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all licenses, authorizations, permits, consents, approvals, variances, exemptions and orders of or by a Governmental Entity that are necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), (ii) the Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, (iii) since the Reference Date, there has occurred no violation of, or default (with or without notice or lapse of time or both) under, any Company Permit, and (iv) to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit.

(c)            Since January 1, 2020, none of the Company, any Subsidiary of the Company, or any director or executive officer of any of them, or, to the Knowledge of the Company, any other officer, employee, agent or other Representative of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, (v) violated any provision of any Anti-Bribery Law, (vi) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, (vii) been located, organized or resident in, or done business in, a country or region that is the target of comprehensive OFAC sanctions or (viii) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with a Prohibited Person. No Proceeding involving the Company, any Subsidiary of the Company or any controlled Affiliate of the Company, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Bribery Law is pending or, to the Knowledge of the Company, threatened, nor have any disclosures been submitted to any Governmental Entity with respect to violations of any Anti-Bribery Law by any such person.

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(d)            Since the Reference Date, each of the Company and each of its Subsidiaries has at all times conducted all import and export transactions in accordance in all material respects with all applicable (i) U.S. export and re-export control Laws, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) Laws administered by OFAC and the United States Department of State, (iii) import control Laws administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of the Company or any of its Subsidiaries is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been since the Reference Date, or currently is, the subject of a charging letter or penalty notice issued, or, to the Knowledge of the Company, an investigation conducted, by a Governmental Entity pertaining to the above Laws, nor are there any currently pending internal investigations by the Company or any of its Subsidiaries pertaining to such matters. Neither the Company nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor is the Company or any of its Subsidiaries owned fifty percent (50%) or more by an individual or entity that is so designated.

4.9           Litigation.

(a)            There are no and since the Reference Date have been no, civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings by or before a Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their respective properties or assets, except for those Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there are no Proceedings against the Company or any of its Subsidiaries or subpoenas, civil investigative demands or other written requests for information issued to the Company or any of its Subsidiaries by a Governmental Entity relating to potential violations of applicable Law that are pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company any investigations or other Proceedings against or affecting the Company or any of its Subsidiaries, or any of their respective properties, relating to potential violations of applicable Law. Neither the Company nor any of its Subsidiaries has initiated and, as of the date hereof, are not intending, planning or in the process of initiating any material Proceeding.

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4.10         Employee Benefits.

(a)            Section 4.10(a) of the Company Disclosure Schedule contains a complete list of all material Company Benefit Plans. With respect to each material Company Benefit Plan, to the extent applicable, complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all material amendments and attachments thereto); (ii) a written summary of the material terms thereof, if the Company Benefit Plan is not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the IRS; (vi) the most recent determination, opinion or advisory letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) the most recent audited financial statement and/or actuarial valuation.

(b)            Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and the Code to the extent applicable thereto, and in each case the regulations thereunder, except where such non-compliance would not be material to the Company and its Subsidiaries, taken as a whole.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with past practice and GAAP, and (ii) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(d)            Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances or any events that have occurred that could adversely affect the qualified status of any such Company Benefit Plan, except where such circumstances or events would not be material to the Company and its Subsidiaries, taken as a whole.

(e)            None of the Company nor its Subsidiaries, nor, with respect to clauses (i) and (ii), any of their respective ERISA Affiliates, currently, or within the last six-year period preceding the date of this Agreement, maintained, established, contributed to or been obligated to contribute to, any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA , (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (iii) a “multiple employer plan” a defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)             Except as would not reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect, with respect to each “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any of their respective ERISA Affiliates currently, or within the six-year period preceding the date of this Agreement, had any liability with respect to or contributed to or been obligated to contribute to: (i) all contributions required to be made by the Company, its Subsidiaries or any of their respective ERISA Affiliates have been timely made and, (ii) to the Company’s Knowledge, no such plan is in “at-risk” status (within the meaning of Section 303 of ERISA), or is in “critical” or “endangered” status, within the meaning of Section 305 of ERISA. The Company, its Subsidiaries and any of their respective ERISA Affiliates have not at any time incurred any liability as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that has not been satisfied in full.

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(g)            No Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law at the sole expense of the participant or beneficiary or (ii) through the end of the calendar month in which their retirement or other separation from service occurs.

(h)            Except as would not reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would be reasonably likely to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(i)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been in documentary and operational compliance with Section 409A of the Code.

(j)             The execution of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, will not either alone or in combination with another event, (i) entitle any current or former director, officer or employee to any property or payment from the Company or its Subsidiaries, including severance pay or benefits, accrued pension benefit, or a change in control bonus or retention payment, (ii) except as contemplated pursuant to Section 3.3 of this Agreement, trigger or accelerate the time of payment or vesting, or increase the amount of, any compensation or benefits due from the Company or its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under any Company Benefit Plan, (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former director, officer or employee, or (v) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate, or receive a reversion of assets from, any Company Benefit Plan.

(k)            No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

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(l)             Each Company Benefit Plan, if any, which as of the date of this Agreement is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of the Company or any of its Subsidiaries who primarily resides outside the United States (each, a “Foreign Plan”) is noted as such on Section 4.10(a) of the Company Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Plan (i) has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable Laws relating to such plans in the jurisdictions in which such Company Benefit Plan is primarily maintained, (ii) has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) if required to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)            With respect to each grant of a Company Stock Award, each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of NYSE.

4.11         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and at all times since the Reference Date have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all environmental Company Permits necessary to operate their respective businesses as conducted by the Company and its Subsidiaries, (ii) to the Knowledge of the Company, none of the properties owned or leased or operated by the Company or any of its Subsidiaries contains any Hazardous Materials as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws, (iii) since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any of their respective properties, former properties or assets, (iv) to the Knowledge of the Company, there have been no Releases of any Hazardous Material at, onto, or from (A) any properties presently or formerly owned or leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries or (B) at any location to which any of the Company or any of its subsidiaries have arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials, and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any Proceeding or Order asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.11.

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4.12         Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) each of the Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects. The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            There are not pending or threatened in writing, Proceedings in respect of Taxes or Tax matters owed or claimed to be owed by the Company or any of its Subsidiaries.

(c)            There has never been any claim made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(d)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)            None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed, in whole or in part, by Section 355(a) or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(f)             No person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company or any of its Subsidiaries or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, which period (after giving effect to said extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of Law).

(g)            Neither the Company nor any of its Subsidiaries has liabilities for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law).

(h)            Neither the Company nor any of its Subsidiaries has ever entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(i)             The Company and each Subsidiary have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)             Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) Section 965(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (ii)  any change in method of accounting made prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) any prepaid amount received on or prior to the Closing Date, (iv) any inclusion pursuant to Section 951 or Section 951A of the Code or (v) any installment sale or open transaction disposition made on or prior to the Closing Date.

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4.13         Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract with any labor organization, works council, trade union or other employee representative, and no employee is represented by any such labor organization, works council, trade union or other labor organization. To the Knowledge of the Company, (i) there are no (and since the Reference Date, there have not been any) ongoing or threatened union organization or decertification activities or Proceedings relating to any employees of the Company or any of its Subsidiaries, and (ii) as of the date of this Agreement no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union or other employee representative. There is no pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage or other material labor dispute against or involving the Company or any of its Subsidiaries that would reasonably be expected to interfere in any material business activities of the Company and its Subsidiaries. There are no (and since the Reference Date, there have not been any) unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and its Subsidiaries are in compliance with, and since the Reference Date have complied with, all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), sexual harassment or discrimination, workers’ compensation, long-term disability plies, safety, retaliation, labor disputes, plant closing notification, immigration, family and medical leave, the Worker Adjustment and Retraining Notification Act of 1988, wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Order currently in effect imposes continuing remedial obligations or otherwise limits or affects the Company or its Subsidiaries’ ability to manage its employees, service providers, or job applicants other than in any de minimis respect.

(c)             In the past five (5) years, (i) to the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or discrimination against a protected class have been made against any Covered Person, (ii) there have been no actual or, to the Knowledge of the Company, threatened Proceedings related to any allegations of sexual harassment, sexual misconduct or discrimination against a protected class by any Covered Person, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or discrimination against a protected class by any Covered Person.

(d)            Neither the Company nor any of its Subsidiaries has, since the Reference Date, implemented any “plant closing” or “mass layoff” of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act, or under any similar state or local Law, and no layoffs that would reasonably be expected to implicate any such Laws are currently contemplated.

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(e)             To the Knowledge of the Company, the current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. Since the Reference Date, (i) neither the Company nor any of its Subsidiaries have been notified of any pending or, to the Knowledge of the Company, threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other U.S. federal agency charged with administration and enforcement of federal immigration Laws concerning the Company or its Subsidiaries, and (ii) neither the Company nor its Subsidiaries has received any “no match” notices from ICE, the Social Security Administration, or the IRS.

4.14         Intellectual Property and Information Technology; Data Privacy.

(a)            Section 4.14(a) of the Company Disclosure Schedule contains a correct and complete list of all exclusive Inbound Licenses, exclusive Outbound Licenses and Company-Owned IP, including applications, issuances and registrations for patents, trademarks or copyrights as of the date of this Agreement. To the Knowledge of the Company, (i) all material Company-Owned IP is valid and enforceable, (ii) none of the material Company-Owned IP has lapsed or been abandoned or cancelled, and (iii) all issuance, renewal, maintenance and other payments that are or have become due with respect to the material Company-Owned IP have been timely paid by or on behalf of the Company or the relevant Subsidiary. To the Knowledge of the Company, there are no pending or threatened in writing inventorship challenges, inter partes reviews, post grant reviews, covered business method patent reviews, reexaminations, cancellations, oppositions, nullity proceedings, interferences, or other Proceedings to challenge the validity or enforceability of the Company-Owned IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries owns with clear title, has a valid license related to, or otherwise possesses legally enforceable rights to use, free and clear of all Liens other than Permitted Liens, all Company IP.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the conduct of the business of the Company and its Subsidiaries, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries by any of their resellers, distributors, customers or users, infringes or violates, or constitutes a misappropriation, infringement or unauthorized use of any Intellectual Property of any Person and since the Reference Date, the Company has not received a written communication from any third party alleging or asserting that the Company is infringing, misappropriating, violating or otherwise using without authorization any Intellectual Property owned by any third party and (ii) the Company and its Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to create, protect, maintain and preserve the Company-Owned IP.

(c)            The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company-Owned IP, including trade secrets, and to maintain in confidence information owned by another Person with respect to which the Company or any of its Subsidiaries has a confidentiality obligation. All Company-Owned IP was created by (i) employees of the Company or one or more of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property, to the Company or one or more of its Subsidiaries or (ii) other Persons who have validly assigned their assignable rights therein, including Intellectual Property, to the Company or one or more of its Subsidiaries. To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or using without authorization any material Company IP.

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(d)            Since the Reference Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no failure, breakdown, loss or impairment of, or any unauthorized access to or unauthorized use or disclosure of, or other material adverse events related to (i) any information technology systems of the Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries or (ii)  any confidential information or Personal Information Processed by or on behalf of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has provided or been required by applicable Law to provide any notice to any Person in connection with an unauthorized disclosure of Personal Information. The Company and each of its Subsidiaries have (i) implemented and, since the Reference Date, maintained reasonable security procedures and practices, including technical and organizational safeguards, to protect the information technology systems of the Company and each of its Subsidiaries and all Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains the same. To the Knowledge of the Company, no third party has provided any Personal Information to the Company or any of its Subsidiaries in violation of Privacy Laws. The Company and each of its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures and take commercially reasonable measures to maintain and protect their information technology systems.

(e)            Since the Reference Date, the Company and each of its Subsidiaries and, to the Knowledge of the Company, any Person acting for on behalf of the Company or any of its Subsidiaries, have complied in all material respects with all Privacy Requirements. Since the Reference Date, none of the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any third party acting on behalf of the Company or any Subsidiary of the Company, has been notified in writing that they are the subject of any regulatory investigation, enforcement action or similar Proceeding related to or alleging breach of any Privacy Requirements. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such regulatory investigation, enforcement action or similar Proceeding.

(f)             Neither the Company nor any of its Subsidiaries is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company or any of its Subsidiaries from Processing any Personal Information in the manner in which the Company or any of its Subsidiaries Processed such Personal Information prior to the Closing. The transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements in any material respect as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

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4.15         Insurance. Each of the material insurance policies and all material self-insurance programs and arrangements relating to the current conduct of the business of the Company and its Subsidiaries as of the date of this Agreement (the “Insurance Arrangements”) is in full force and effect, subject to the Bankruptcy and Equity Exception. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due and payable under such Insurance Arrangements have been paid when due, (b) the Company and its Subsidiaries are otherwise in compliance with the terms thereof and (c) such Insurance Arrangements provide coverage for the applicable operations conducted by the Company and its Subsidiaries of a scope and coverage reasonably consistent with customary industry practice for such type of policies.

4.16         Properties.

(a)            Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, the Company and its Subsidiaries have good title to, or valid leasehold or sublease interests in (or other comparable contract rights in or relating to), all tangible properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the Ordinary Course.

(b)            Section 4.16(b) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries, as applicable, has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) neither the Company nor any Subsidiary of the Company has received written notice of any pending condemnation Proceeding with respect to any Owned Real Property and, to the Knowledge of the Company, no such Proceeding is threatened, (iii) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on the Owned Real Property are in good operating condition and repair (normal wear and tear expected), and (iv) the Owned Real Property has access to and from an adjacent public or private road or street with adequate ingress and egress available to such Owned Real Property for all purposes used or operated by the Company or any of its Subsidiaries.

(c)            Section 4.16(c) of the Company Disclosure Schedule sets forth a correct and complete list of all real property that the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy pursuant to a lease, sublease or other Contract as of the date of this Agreement (the “Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each lease, sublease, or license under which the Company or any of its Subsidiaries leases, subleases or licenses any Leased Real Property (each, a “Lease”) is, to the Knowledge of the Company, valid and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.

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(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy any Owned Real Property or any Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since the Reference Date received written notice of the existence of any outstanding Order or of any pending Proceeding, and, to the Knowledge of the Company, there is no such Order or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Owned Real Property or the Leased Real Property.

4.17         Material Contracts.

(a)            As used herein, “Company Material Contracts” means all Contracts filed or required to be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 as a “material contract” (as such term is defined in Item 601(b)(10)) (the “2025 Company 10-K”) or filed as such an exhibit to any Company SEC Documents that were filed after the 2025 Company 10-K and prior to the date of this Agreement, and each of the following additional Contracts (other than Company Benefit Plans and Insurance Arrangements) to which the Company or any of its Subsidiaries is a party or bound as of the date of this Agreement:

(i)            each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K;

(ii)           each Contract to which any Major Customer or Major Supplier is a counterparty;

(iii)          each Contract for the sale of goods or services (excluding (A) purchase orders received in the Ordinary Course and (B) Contracts in the nature of blanket terms and conditions that generally apply to orders placed thereunder but with no minimum purchase requirements even if the purchase orders issued under such Contracts in the Ordinary Course may result in receipts in excess of $5,000,000) under which the Company or any of its Subsidiaries receives in excess of $5,000,000 in any twelve (12) month period;

(iv)          each Contract that requires the Company or any of its Subsidiaries to purchase goods or services in excess of $5,000,000 in any twelve (12) month period;

(v)           any Contract that grants any right of first refusal or right of first offer to any third party or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries for, or that would reasonably be expected to result in, total consideration of more than $5,000,000;

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(vi)          any joint venture agreement, partnership agreement, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or other similar strategic collaboration or arrangement with any third party, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii)         any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to make loans to the Company or any of its Subsidiaries, or (C) to grant liens on the property of the Company or any of its Subsidiaries (other than, in the case of this clause (C), restrictions on liens arising under original purchase price conditional sales Contracts and equipment leases solely to the extent such restrictions only cover the subject assets of such contracts or equipment leases);

(viii)        each Contract between the Company or any of its Subsidiaries (or any agents acting on their behalf) and any Governmental Entity pursuant to which the Company provides goods or services to a Governmental Entity;

(ix)           each Contract that (A) grants any exclusive rights to any third party, including any exclusive supply or distribution agreement or other exclusive rights, or which, pursuant to its terms, would have such effect after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product or service of the Company or any Subsidiary thereof or Company-Owned IP, or (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any third party, except in the case of each of clauses (A), (B), and (C) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(x)            any (A) notes, debentures, indentures, bonds, conditional sale or equipment trust agreements, letter of credit agreements, loan or credit agreements or other Contracts for the borrowing of money by the Company or any of its Subsidiaries, except for any such agreement (I) with an aggregate outstanding principal amount or potential liability thereunder not exceeding $5,000,000 or (II) solely between or among the Company and/or any of its wholly owned Subsidiaries and (B) mortgages, guarantees, pledges, undertakings or other Contracts pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or a Subsidiary thereof;

(xi)           each Contract for any capital expenditures in excess of $5,000,000;

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(xii)          each Contract that obligates the Company or any of its Subsidiaries to make any (i) loans, advances or capital contributions to, or investments in, any Person or (ii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or employee of the Company in excess of $1,000,000 individually, in each case except for (A) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the Ordinary Course, (B) extended payment terms for customers in the Ordinary Course, (C) rebates extended to customers in the Ordinary Course or (D) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(xiii)         each Contract that creates or grants a Lien on any material properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(xiv)        each Contract under which the Company or any of its Subsidiaries has any material outstanding obligations (including any material indemnification obligations and any “earnout” obligations or other contingent payment obligations, but other than confidentiality obligations, obligations with respect to post-closing purchase price adjustments and customary indemnification obligations relating to the Company’s or any of its Subsidiaries’ post-closing operations of an acquired business) the acquisition or disposition of all or any significant portion of the assets or equity interests of any Person or business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $5,000,000, except for acquisitions or dispositions of inventory in the Ordinary Course;

(xv)         any Contract entered into since April 30, 2022 in connection with the settlement or other resolution of any actual or threatened Proceeding, (A) with any Governmental Entity, (B) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions (other than immaterial restrictions), or (C) that involves payment by the Company or any of its Subsidiaries of more than $5,000,000;

(xvi)        any Contract that (A) contains a “most favored nation” or similar price protective provision (other than price lock, firm fixed pricing or rebate provisions provided to customers in the Ordinary Course) or obligates the Company or any of its Subsidiaries to conduct business with any third party on an exclusive basis and (B) is material to the business of the Company and its Subsidiaries, taken as a whole;

(xvii)       any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or solicit any client, customer, vendor or supplier (or that following the Effective Time would so restrict Parent or any of its Subsidiaries), except for employee non-solicitation covenants contained in Contracts entered into in the Ordinary Course; and

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(xviii)      each collective bargaining or other labor or works council agreement covering employees of the Company or any Subsidiary of the Company.

(b)            Section 4.17(b) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Company Material Contracts. The Company has made available to Parent a true and complete copy of each such Company Material Contract. Notwithstanding anything to the contrary contained in this Section 4.17, no purchase order, statement of work, service order or similar document entered into with any customer, vendor or supplier in the Ordinary Course shall be (i) required to be listed on Section 4.17(b)(ii), (iii), (iv) or (viii) of the Company Disclosure Schedule or (ii) made available to Parent, and this Section 4.17 shall be interpreted in accordance therewith; provided, however, that any such purchase order, statement of work, service order or similar document entered into with a customer, vendor or supplier in the Ordinary Course shall be considered a “Company Material Contract” for all other purposes under this Agreement if it otherwise meets the criteria to be a “Company Material Contract.”

(c)            Neither the Company nor any Subsidiary of the Company is in breach of or default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default under) the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable against the parties thereto, subject to the Bankruptcy and Equity Exception. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Material Contract, and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) notice of the intention of any other party to any Company Material Contract to terminate any Company Material Contract prior to its stated expiration date, nor to the Knowledge of the Company, is any such party threatening to do so, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.18         Customers and Suppliers. Section 4.18(a) of the Company Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the 12-month period ended April 30, 2025) (each, a “Major Customer”). Section 4.18(b) of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the 12-month period ended April 30, 2025) (each, a “Major Supplier”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received, as of the date of this Agreement, any written (or to the Knowledge of the Company, oral) notice from any Major Customer or Major Supplier that it intends to terminate, or not renew or cease, substantially curtail or otherwise alter in a manner materially adverse to the Company and its Subsidiaries, its relationship with the Company or its Subsidiaries.

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4.19         Information in SEC Filings. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

4.20         Brokers and Finders. Except for Jefferies LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. The Company has provided to Parent a true, correct and complete copy of all of its engagement, retention and fee agreements with Jefferies LLC relating to the Offer, the Merger or the other transactions contemplated by this Agreement.

4.21         Antitakeover Statutes. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from Section 203 of the DGCL (or any provision in the Certificate of Incorporation or Bylaws having a similar effect). No other “fair price,” “merger moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation applies to this Agreement and the transactions contemplated hereby (including the Merger).

4.22         No Rights Agreement. The Company is not a party to a stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan.

4.23         Merger Approval. Following the Offer Closing, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to effect the Merger.

4.24         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (as qualified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any one or more of the following, neither the Company nor any other Person make any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

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V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that:

5.1           Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing as a foreign corporation or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.2           Corporate Authority. The Board of Directors of Parent (or a duly authorized committee thereof), at a meeting duly called and held or by resolutions duly adopted by unanimous written consent, and the Board of Directors of Merger Sub, by resolutions duly adopted by unanimous written consent, have approved this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and, in the case of the Board of Directors of Merger Sub, determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are advisable and are fair to and in the best interest of the sole stockholder of Merger Sub, and recommended that the sole stockholder (in its capacity as such) adopt this Agreement. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the valid execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3            Governmental Filings; No Violations; Etc.

(a)            Except for (i) compliance with, and filings under, the Specified Antitrust Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act , including the filing with the SEC of the Schedule TO, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing with the with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) compliance with the applicable requirements of NYSE and (vi) compliance with the applicable requirements of any other Antitrust Laws (the items set forth above in clauses (i) through (vi), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, waivers, orders, licenses, permits or authorizations required to be obtained by Parent or Merger Sub from, or waiting periods are required to be terminated or observed under, any Governmental Entity or applicable Laws in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the transactions contemplated hereby, including the Offer and the Merger, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(b)            The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of or a termination (or right of termination) or default under any Contract binding upon Parent or any of its Subsidiaries or (iii) a breach or violation under any Law to which Parent or any of its Subsidiaries is subject (in each case, assuming the Parent Required Governmental Approvals are obtained), except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination or default that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.4            Interested Stockholder. None of Parent, Merger Sub or their respective Subsidiaries (i) beneficially owns any Shares (other than ownership acquired by reason of the Offer), (ii) has any plans or arrangements relating to the voting or ownership of Shares with any holder of Shares (other than by virtue of this Agreement) or (iii) has reason to believe that Section 251(h) of the DGCL would be inapplicable to the Merger; provided that with respect to clause (i), that no representation or warranty is made with respect to any Shares that may be held (x) by any mutual fund or other professionally managed investment fund not managed or influenced by Parent or any of its Subsidiaries or (y) by any employee benefit plan maintained for the benefit of the employees of Parent or its Affiliates.

5.5            Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing, against Parent, Merger Sub or any other Subsidiary of Parent or any current director or officer of any of the foregoing that seek to enjoin, or would otherwise reasonably be expected to have the effect of preventing or making illegal, the consummation of the transactions contemplated by this Agreement, except those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.6           Funds. Parent and Merger Sub will have as of the Offer Closing and the Effective Time sufficient available funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and all related fees and expenses. Notwithstanding any other provision of this Agreement, Parent’s and Merger Sub’s obligations under this Agreement, including its obligations to consummate the Offer and the Merger, are not subject to any condition regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Offer or the Merger.

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5.7            No Operations. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Parent beneficially owns, directly or indirectly, all of the outstanding shares of capital stock of Merger Sub, which shares are owned of record by a wholly owned Subsidiary of Parent, free and clear of all Liens.

5.8            Information in Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made therein supplied by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws.

5.9            Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing or following a termination of this Agreement.

5.10          No Other Representations and Warranties. Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the Offer, the Merger or the other transactions contemplated hereby and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Parent and Merger Sub are not relying on any representation or warranty, and the Company disclaims any other representations or warranties, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Schedule) or the certificate delivered pursuant to clause (d) of Annex B.

VI. COVENANTS

6.1            Interim Operations.

(a)            Except (i) as required by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company and each of its Subsidiaries will use commercially reasonable efforts to (A) conduct business only in the Ordinary Course, and (B) to the extent not inconsistent therewith, (I) maintain and preserve intact its current business organization, (II) keep available the services of key employees and (III) maintain its existing relationships with its customers and suppliers and others having material business dealings with it; provided, however, that no action taken or omitted to be taken by the Company or any of its Subsidiaries with respect to the matters specifically addressed by Section 6.1(b) shall be deemed to be a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

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(b)            During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (w) as required by this Agreement, (x) as set forth in Section 6.1 of the Company Disclosure Schedule, (y) as required by applicable Law, or (z) as consented to in writing by Parent, which such consent will not be unreasonably withheld, conditioned or delayed, the Company will not and will not permit any of its Subsidiaries to:

(i)             amend or modify the Certificate of Incorporation or Bylaws, amend or modify any of the organizational documents of any Subsidiaries of the Company;

(ii)            declare, set aside, authorize, make or pay any dividends on or make any distribution with respect to its outstanding capital stock or other ownership interests or securities (whether in cash, assets, stock or other securities or property of the Company or its Subsidiaries), except dividends and distributions made by a direct or indirect wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii)           directly or indirectly, redeem, repurchase or otherwise acquire any shares of its capital stock or other ownership interests or securities or obligations convertible into or exchangeable or exercisable for (currently or after the passage of time or the occurrence of certain events) any such capital stock, interest or securities;

(iv)          except for (A) transactions exclusively between the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries and (B) issuances of Shares in respect of any exercise of Company Stock Options or vesting or settlement of Company Restricted Units outstanding on the date of this Agreement, in each case in accordance with the terms of the applicable award agreement as in effect as of the date of this Agreement, issue, sell, grant, or otherwise permit to become outstanding or pledge, dispose of, or encumber (other than Permitted Liens) or authorize the issuance, sale, purchase or subscription for or grant, pledge, disposition of, or encumber (other than Permitted Liens) any shares of capital stock or other ownership interests or securities of the Company or any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other ownership interests or securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire or with respect to any such shares, interests or securities;

(v)            split, combine, subdivide, amend the terms of or reclassify the Shares or any other shares in the capital stock of or ownership interests in or securities of the Company or any of the Company’s Subsidiaries;

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(vi)           except to the extent required by the express terms of a Contract in existence as of the date of this Agreement or by the express terms of a Company Benefit Plan:

(1)            increase in any manner the compensation or benefits (including severance, termination, change-in-control, incentive and retention compensation or benefits) of any current or former directors, officers or employees with annual base compensation in excess of $140,000, in each case of the Company or any of its Subsidiaries except in the Ordinary Course and consistent with past practice;

(2)            grant any Company Stock Awards or other equity or equity-based awards, or amend the terms of any Company Stock Awards outstanding as of the date of this Agreement;

(3)            enter into, terminate, amend (other than de minimis administrative amendments to Company Benefit Plans that are health and welfare plans that do not increase the level of benefits or cost to the Company or any of its Subsidiaries of maintaining the applicable Company Benefit Plan), adopt, implement or otherwise commit itself to any Company Benefit Plan or other compensation or benefit plan, program, policy or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement;

(4)            other than pursuant to the terms of this Agreement, take any action to amend, waive or accelerate the vesting of, or the lapsing of restrictions or performance criteria with respect to, any Company Benefit Plan or Company Stock Option Company Restricted Unit or otherwise accelerate any rights or benefits, or make any determinations under any Company Benefit Plan;

(5)            establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Company Benefit Plan; or

(6)            (i) hire or promote any person with annual base compensation in excess of $200,000 or corporate level employees with the title of Vice President or higher (other than hires or promotions to fill vacancies resulting from terminations for cause or voluntary resignations, with such new hire or promotee receiving compensation and benefits that are substantially similar to those provided to the departing employees), or (ii) terminate (other than for cause) the employment or services of any employee with annual base compensation in excess of $200,000 or corporate level employees with the title of Vice President or higher; or

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(7)            other than as required by applicable Law, enter into, establish or adopt any collective bargaining or similar agreement with any new union, works council or labor organization, without providing reasonable advance notice to the Parent;

(vii)         make any loans or advances to any Person, including any of its directors or executive officers, or make any change to any existing borrowing or lending arrangements for or on behalf of any such Persons, in each case other than (A) trade credit in the Ordinary Course, (B) travel and payroll advances granted to directors and executive officers in the Ordinary Course, and (C) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company in the Ordinary Course;

(viii)        incur, assume, guarantee or prepay any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money solely between the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries or (B) indebtedness for borrowed money incurred in the Ordinary Course, so long as the aggregate principal amount thereof outstanding at any time does not exceed the aggregate principal amount outstanding thereunder on the date hereof or, if greater, the aggregate amount of commitments available under the Existing Credit Facilities without giving effect to any incremental increases thereto (and, in the case of the ABL Credit Agreement, any modifications to the definition of (or component definitions of “Borrowing Base”) thereunder);

(ix)           incur any Lien on any of its tangible property or assets, except for Permitted Liens;

(x)            change in any material respect any of the accounting methods, principles or practices used by it unless required by a change in GAAP;

(xi)           (A) make, change or revoke any material income Tax election, (B) file any material amended income Tax Return, (C) settle or compromise any material liability for income Taxes or surrender any claim for a refund of a material amount of income Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the Ordinary Course that does not relate primarily to Taxes) relating to or affecting any material Tax liability of the Company or any of its Subsidiaries, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or material assessment relating to the Company or any of its Subsidiaries, (F) request from any taxing authority any ruling or similar guidance with respect to material Taxes or (G) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes;

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(xii)          acquire, whether by merger, consolidation, acquisition of stock or other material assets or otherwise, any corporation, partnership, limited liability company or other Person or business, other than (A) any mergers, consolidations, business combinations or acquisitions solely between or among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (B) the purchase of supplies, equipment, inventory, products and other assets in the Ordinary Course;

(xiii)         renew, extend, terminate, amend in any material respect or waive any of its material rights under any Company Material Contract or Specified Government Contract, or enter into any Contract that would constitute a Company Material Contract or Specified Government Contract if entered into prior to the date of this Agreement, except for (A) other than with respect to Contracts set forth in clause (xviii), (ix), (xvi) or (xvii) of Section 4.17(a) or any Specified Government Contract, any such renewals, extensions, amendments, waivers or entries into Contracts in the Ordinary Course, in each case on terms entered into the Ordinary Course and consistent with past practices or (B) terminations pursuant to the expiration of the existing terms of any Company Material Contract;

(xiv)         make or authorize any capital expenditure that is not contemplated by the capital expenditure budget of the Company set forth on Section 6.1(b)(xiv) of the Company Disclosure Schedule, other than capital expenditures in the Ordinary Course that do not exceed, since the date of this Agreement, more than $5,000,000 in the aggregate;

(xv)          sell, transfer, assign, lease or license, mortgage, encumber (other than pursuant to a Permitted Lien) or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, assignments, leases, licenses, mortgages, encumbrances or other dispositions of supplies, equipment, inventory or products in the Ordinary Course or pursuant to an existing Contract set forth in Section 6.1(b)(xv) of the Company Disclosure Schedule;

(xvi)         cancel, release or assign any indebtedness of any Person owed to it or any claims held by it against any Person other than claims (A) held by it in the Ordinary Course that do not exceed $1,000,000 individually or $5,000,000 in the aggregate or (B) solely between or among the Company and any of its wholly owned Subsidiaries or among any such Subsidiaries;

(xvii)        except in the Ordinary Course, (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest (other than a Permitted Lien) in, to or under any Company-Owned IP (other than immaterial or obsolete Intellectual Property), including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company-Owned IP, (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company-Owned IP (other than non-exclusive licenses granted to customers or end users in the Ordinary Course) or (C) knowingly disclose any material trade secrets of the Company or any of its Subsidiaries (other than to a Person bound by adequate confidentiality obligations);

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(xviii)       materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(xix)         commence, settle or compromise any pending or threatened Proceeding (whether or not commenced prior to the date hereof) against the Company or any of its Subsidiaries or its or their respective directors, officers or employees (in their capacities as such), except for settlements or compromises that (A) involve only monetary remedies with a value (excluding any amounts paid by insurance carriers) not in excess of $5,000,000, with respect to any individual Proceeding, or $5,000,000 in the aggregate to be paid by the Company or any of its Subsidiaries, (B) do not involve any equitable remedies that restrict the business of the Company or any of its Subsidiaries or otherwise impose any restrictions on the Company’s business or the business of any of the Company’s Subsidiaries (other than those restrictions that would not reasonably be expected to have more than a de minimis effect on the Company’s business or the business of any of the Company’s Subsidiaries), and (C) do not relate to any Proceedings by the Stockholders in connection with this Agreement, the Offer, the Merger or the other transactions contemplated hereby;

(xx)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement); or

(xxi)         enter into any new, or extend (for longer than twelve (12) months) any existing, lease, sublease, license, or other agreement for the use or occupancy of any real property in excess of $1,000,000 annually; or

(xxii)        agree to do, or make any commitment to do, any of the foregoing.

(c)            The Company may request consent from Parent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the actions proscribed in this Section 6.1 by delivering written notice to Parent. The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations.

6.2            Company Board Recommendation; Acquisition Proposals.

(a)            Upon the execution of this Agreement, the Company and its Subsidiaries will, and the Company will cause its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any solicitation of, or discussions or negotiations with, any Person or group (other than Parent, Merger Sub or any of their Representatives) that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group to whom any confidential information has otherwise been provided by or on behalf of the Company during the twelve (12) months preceding the date of this Agreement in connection with or relating to any Acquisition Proposal, the Company will request that such Person or group promptly return or destroy (if applicable, in accordance with the terms of the applicable confidentiality agreement) any information furnished by or on behalf of the Company.

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(b)            Except as permitted by this Section 6.2, from the execution hereof until the Closing (the “No-Shop Period”), the Company and its Subsidiaries will not, and the Company will not authorize, direct or permit its Representatives to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage the making of any inquiries regarding, or the submission, making or announcement by any Person (other than Parent or its Subsidiaries) of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent, Merger Sub, or any of their Representatives) with respect to, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with, relating to or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to any inquiry, proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (for the avoidance of doubt, it being understood the foregoing will not prohibit the Company or the Company Representatives from making such Person aware of the provisions of this Section 6.2 in respect of any Acquisition Proposal), or (iv) approve, adopt, recommend or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent (whether binding or non-binding), memorandum of understanding or agreement in principle or any other similar agreement, commitment or understanding (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”). The Company will not, and will cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.

(c)            Notwithstanding anything to the contrary contained in Section 6.2(b) at any during the No-Shop Period, if the Company receives a written Acquisition Proposal from any Person, which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.2, the Company and its Representatives may (i) provide information (including non-public information and data) regarding the Company and its Subsidiaries to such Person and (ii) engage or otherwise participate in discussions or negotiations with such Person, in each case, with respect to such Acquisition Proposal; provided that (x) prior to taking such action described in the preceding clause (i), the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement, (y) the Company promptly (and in any event within 24 hours) makes available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent and (z) the Company provides Parent such notices and information required by Section 6.2(d); provided, further, that the Company may only take the actions described in clauses (i) or (ii) above if the Board determines in good faith and after consultation with outside legal counsel and an independent financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

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(d)            During the No-Shop Period, the Company will promptly (and in any event within twenty-four (24) hours of receipt), notify Parent in writing of the receipt by the Company of any Acquisition Proposal or any inquiry or request for information in furtherance thereof, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning an Acquisition Proposal, which notice will include, (i) the identity of the Person making or submitting such Acquisition Proposal, inquiry or request, (ii) a copy of any Acquisition Proposal (including any financing commitments) made in writing and any other written inquiry, request or proposal provided to the Company or any of its Subsidiaries or any of their respective Representatives and (iii) a written summary of the terms and conditions of any Acquisition Proposal not made in writing or any such inquiry or request. The Company will keep Parent reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status of and any material developments regarding any Acquisition Proposal, inquiry or request, including informing Parent of any material change to the terms thereof or requests for non-public information from the proponent of an Acquisition Proposal, inquiry or request and, upon the reasonable request of Parent, will apprise Parent of the status of any discussions or negotiations with respect to any of the foregoing. None of the Company or any of its Subsidiaries will, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 6.2(a) to Parent.

(e)            Except as set forth in this Section 6.2(e), neither the Board nor any committee thereof will: (i) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal, (iv) if a tender offer or exchange offer for shares of capital stock of the Company (other than by Parent or Merger Sub as contemplated by this Agreement) shall have been commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Stockholders within ten (10) Business Days after commencement (and in no event later than one (1) Business Day prior to the then applicable Expiration Time), for the avoidance of doubt, the taking of no position or a neutral position by the Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Board recommends against acceptance of such tender or exchange offer or (v) if an Acquisition Proposal shall have been publicly announced or disclosed or otherwise becomes publicly known, fail to publicly reaffirm by press release the Company Board Recommendation within five (5) days (and in no event later than one (1) Business Day prior to the then applicable Expiration Time) after the Company receives a written request from Parent to do so (any of the foregoing, a “Change of Recommendation”) or (vi) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

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(f)            Notwithstanding anything to the contrary set forth in this Agreement, the Board may (x) effect a Change of Recommendation if, prior to making such Change of Recommendation, the Board determines in good faith (after consultation with its outside legal counsel) that, as a result of an Intervening Event, the failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) if the Company receives an Acquisition Proposal after the date of this Agreement that has not been withdrawn and did not result from a breach of this Section 6.2 and, prior to making such Change of Recommendation or terminating this Agreement, the Board determines that such Acquisition Proposal constitutes a Superior Proposal, effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 8.3(a) (provided, that, concurrently with entering into such Alternative Acquisition Agreement and terminating this Agreement, the Company pays the Company Termination Fee in compliance with Section 8.5(a)); provided, however, that the Board may only take the actions described in clauses (x) or (y) if, prior thereto:

(i)             the Company has provided prior written notice to Parent of its or the Board’s intention to take such action at least four (4) Business Days in advance of taking such action, which notice will specify, as applicable, the development or change in circumstances resulting in such Intervening Event or the information and documents (to the extent not previously provided to Parent) required to be furnished pursuant to Section 6.2(d) and any drafts, agreements and instruments, including financing commitments, proposed to be entered into in connection with or with respect to such Acquisition Proposal;

(ii)            during the four (4) Business Day period commencing on the date of Parent’s receipt of such written notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement that, as applicable, (I) would obviate the need for the Board to effect a Change of Recommendation in connection with such Intervening Event or (II) such that the Acquisition Proposal that is the subject of such notice ceases to be a Superior Proposal;

(iii)           after the expiration of the negotiation period described in clause (ii) above, and after considering in good faith any changes to this Agreement or other arrangements that may be offered or proposed in writing by Parent prior to the expiration thereof, the Board determines, in good faith, (A) with respect to the actions described in clause (II) above, that the Acquisition Proposal received by the Company continues to constitute a Superior Proposal and (B) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation as a result of such Intervening Event, in each case, if such changes offered in writing by Parent in a definitive agreement were given effect; and

(iv)           in the event of any change to the material facts, events, developments or circumstances relating to such Intervening Event or to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material change to the terms of any such Acquisition Proposal, as applicable, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above, and a new notice period under clause (ii) shall commence (except that the original four (4) Business Day period referred to in clauses (i) and (ii) shall instead be equal to two (2) Business Days, during which time the Company shall be required to comply with the requirements of clauses (ii) and (iii) above and this clause (iv) anew with respect to such notice (and each subsequent additional notice required by this clause (iv))).

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(g)            Subject to the proviso in this Section 6.2(g), nothing contained in this Section 6.2 will be deemed to prohibit the Company or the Board from (i) taking and disclosing to its Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (provided that any such action or disclosure may be taken into account in determining whether there has been a Change of Recommendation) or (ii) publishing any “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Stockholders); provided that, no such communication or statement that would constitute a Change of Recommendation shall be permitted and neither the Board nor any committee thereof will effect a Change of Recommendation except in accordance with the applicable requirements of this Section 6.2.

(h)            Any violation of the restrictions contained in this Section 6.2 by any of the Company’s Representatives shall be deemed to be a breach of this Section 6.2 by the Company.

6.3            Reasonable Best Efforts.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub will use (and cause its Subsidiaries to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, such actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, such things as are necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all actions or nonactions, waivers, consents and approvals from Governmental Entities necessary to consummate the Offer or the Merger and the other transactions contemplated by this Agreement (“Regulatory Consents”) and the making of all necessary registrations and filings and the taking of such other steps as may be necessary to obtain such Regulatory Consents, (ii) the obtaining of all necessary consents, approvals or waivers from third parties reasonably requested by Parent (it being understood that the failure to receive any such consents, approvals or waivers will not be a condition to Parent’s or Merger Sub’s obligations hereunder), and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer or the Merger and the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (ii), in no event will the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

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(b)            Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and Parent will (i) as promptly as practicable following the date hereof (but in no event later than fifteen (15) Business Days following the date hereof with respect to filings under the HSR Act and the Competition Act (Canada)), make their respective filings under the Specified Antitrust Laws, (ii) except in connection with any action or disclosure regarding a Change of Recommendation or an Acquisition Proposal received by the Company, use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or Regulatory Consents are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Regulatory Consents, (iii) use reasonable best efforts to consummate and make effective the transactions contemplated hereby, (iv) promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of), receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and (v) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any material notices or written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Offer or the Merger. Except in connection with a disclosure regarding a Change of Recommendation, the Company and Parent will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Parent shall be responsible for and pay all filing fees payable to any Governmental Entity in connection with obtaining any Regulatory Consents.

(c)            The parties agree that Parent will have the right to devise, control, and implement the strategy for, and determine timing for obtaining, all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, appearance, presentation, memorandum, brief, opinion, application or other requirement under applicable Antirust Laws, including with respect to any determinations relating to whether to extend any waiting period under the Specified Antitrust Laws, to pull, withdraw, remove, revoke or rescind its filing under any Antitrust Law and make or submit a new notification or filing under such Antitrust Law (including, with respect to the HSR Act, to withdraw any filings pursuant to any sub-part of 16 C.F.R. § 803.12, and submit any new filings (if a prior filing was withdrawn pursuant to 16 C.F.R. § 803.12(a) or (b)) or re-submit a filing pursuant to 16 C.F.R. § 803.12(c)), and to enter into any voluntary agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement for some period of time, subject to this Section 6.3 after consulting with, and taking into account in good faith any comments of, the Company relating to such strategy; provided, however, that Parent and its Affiliates shall not enter into any so-called timing or other similar Contract with any Governmental Entity that would have the effect of delaying the consummation of the transactions contemplated by this Agreement beyond the Outside Date (including any extensions pursuant to Section 8.2(b)). For the avoidance of doubt, any actions taken or strategic determinations made by Parent pursuant to the preceding sentence that are taken in good faith and intended to permit the parties hereto to obtain any actions or nonactions, waivers or Regulatory Consents from any applicable Governmental Entities prior to the Outside Date, or to avoid any Proceeding by any Governmental Entity that would reasonably be expected to materially delay the consummation of the transactions contemplated hereby, shall in no event constitute a breach of or serve as a basis for termination of this Agreement, with the parties agreeing that the intent of this sentence is to provide the parties with latitude to engage with such Governmental Entities in a manner designed to permit the transactions contemplated hereby to be consummated as promptly as practicable and prior to the Outside Date notwithstanding any shortened timing or review period applicable to the transactions contemplated hereby under applicable Law as a result of the Offer.

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(d)            Without limiting the generality or effect of the foregoing, Parent shall, and shall cause its Affiliates to, cooperate in good faith with Governmental Entities and use reasonable best efforts to undertake (and cause its Affiliates to undertake) promptly any and all action required to (A) obtain termination or expiration of the statutory waiting period under applicable Antitrust Laws and otherwise obtain any other Regulatory Consent, and (B) complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Date) and use reasonable best efforts to take any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Entity or the issuance of any Order or other Law that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including by:

(i)             proffering, negotiating and consenting or agreeing to any Order or Contract providing for (A) the sale, divestiture, licensing or other disposition, or the holding separate, of any assets, interests, businesses, or business units or divisions of the Company or its Subsidiaries, (B) the termination, creation, amendment or assignment of relationships, ventures and contractual rights and obligations of the Company or its Subsidiaries or Parent or its Subsidiaries, or (C) the limitation, restriction or modification of the conduct, management or ownership of any assets, interests, businesses or operations of the Company or its Subsidiaries or Parent or its Subsidiaries or any action, agreement or commitment that limits the freedom of action, ownership or control with respect to, or the ability to retain or hold, any of the businesses, interests or assets of the Company or its Subsidiaries or Parent or its Subsidiaries; and

(ii)            promptly effecting any of the foregoing described in Section 6.3(d)(i), or any other action, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Outside Date (the actions described in Section 6.3(d)(i) and this Section 6.3(d)(ii), the “Remedial Actions”); provided, however, that (1) with respect to any Remedial Action described in clause (A) of Section 6.3(d)(i) above, such Remedial Action shall be limited to the assets, interests, businesses or operations of the Company or its Subsidiaries and there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, businesses or operations of Parent or its Affiliates, (2) with respect to any Remedial Action described in clauses (B) or (C) of Section 6.3(d)(i) above involving Parent or its Affiliates, there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, businesses or operations of Parent or its Affiliates (other than those of the Company or its Subsidiaries), other than (x) so-called behavioral remedies or other similar actions that would result in a de minimis effect on Parent and its Subsidiaries and (y) actions that relate to the business lines being acquired pursuant to the Merger and which would not reasonably be expected to be materially detrimental to the benefits Parent and its Affiliates expect as a result of the transactions contemplated by this Agreement (for the avoidance of doubt, the foregoing clauses (B) and (C) of Section 6.3(d)(i) shall not be construed to imply any obligation on Parent to divest, dispose of, or hold separate, any assets, interests, businesses, or business units or divisions of Parent or its Subsidiaries other than those of the Company or its Subsidiaries), (3) neither Parent nor any of its Affiliates shall be required to take any Remedial Action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and (4) any such Remedial Action shall be subject to and conditioned upon the occurrence of the Closing. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 will limit a party’s right to terminate this Agreement pursuant to Section 8.2 so long as such party has, prior to such termination, complied with its obligations under this Section 6.3.

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(e)            In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, or restricts consummation of the transactions contemplated by this Agreement. Parent will have the right to direct and control all communications, strategy and defense of this Agreement, the Offer or the Merger in any such action.

6.4            Access and Reports. Subject to applicable Law and the Confidentiality Agreement, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company will afford to Parent and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to its and its Subsidiaries’ officers, employees, properties, Contracts, books and records and will furnish Parent with financial, operating and other data and information as Parent, through its respective officers, employees or other authorized Representatives may from time to time reasonably request in writing. This Section 6.4 will not require the Company or its Subsidiaries to permit any access, or to disclose any information that the Company reasonably determines is likely to (a) result in any violation of any applicable Law or any Contract to which the Company or any Subsidiary thereof is a party, (b) cause any privilege (including any attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information (provided that the parties hereto will cooperate to find a way to allow disclosure of such information in a manner that would not be reasonably be likely to result in the violation of any such Law or Contract or be likely to cause such privilege to be undermined with respect to such information, including entering into such joint defense, data protection or other agreements as may be appropriate under the circumstances), (c) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Proceeding against Parent, Merger Sub or any Subsidiary thereof, or (d) involve documents or information relating to (x) the Company’s interactions with other prospective buyers of the Company that occurred prior to the date of this Agreement, (y) the Company’s evaluation or negotiation of this Agreement or the transactions contemplated hereby, including the Offer and the Merger, or (z) the Company’s analysis, valuation, or consideration of the transactions contemplated hereby, including the Offer and the Merger.

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6.5            Publicity. The initial press release regarding this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement will be substantially in the form previously agreed to by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub will, and the Company will not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement without with the prior consent of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub (in each case, such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.5 will not apply to any release or public statement (a) that is consistent with statements previously made by a party in accordance with this Section 6.5, (b) made by the Company or Parent in connection with or following a Change of Recommendation, or any action taken pursuant thereto (provided that the provisions set forth in Section 6.2 will apply to any such release or statement) or (c) as a party may in good faith, after consultation with outside counsel, determine is required by applicable Law (in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to review and comment on such release or announcement in advance of such issuance and shall consider in good faith any comments that are timely provided; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party).

6.6            Employee Benefits.

(a)            For a period of twelve (12) months following the Effective Time, Parent will provide or cause to be provided to each employee (other than any employees who are union-represented) of the Company and its Subsidiaries as of the Closing Date who continues employment with Parent or any of its direct or indirect Subsidiaries following the Closing (each, an “Affected Employee”), while employed by the Company or any of its Subsidiaries, (i) base wages or salary and target annual cash incentive opportunities as a percentage of base salary that, in each case, are not less than the base wages or salary and target annual cash incentive opportunities as a percentage of base salary provided to such Affected Employee immediately prior to the Effective Time, and (ii) health, welfare and retirement benefits (excluding, for the avoidance of doubt, any post-employment welfare, defined benefit pension and deferred compensation plans) that are either (x) substantially similar in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Closing Date or (y) substantially similar in the aggregate to those made available to similarly situated employees of Parent and its Subsidiaries. The Compensation and benefits of any employees who are union-represented will continued to be governed by the terms and conditions of the applicable collective bargaining Contract.

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(b)            Parent will cause any employee benefit plans in which the Affected Employees are entitled to participate after the Effective Time (the “Parent Plans”) to take into account for purposes of eligibility to participate, vesting, level of benefits and benefit accrual thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except (i) for benefit accrual or pay credit purposes under any defined benefit pension plan, (ii) under any benefit plan that is a frozen benefit plan or provides grandfathered benefits, (iii) under any retiree medical plans or arrangements, (iv) with respect to any equity incentive awards granted by Parent or (v) to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to ensure that all Affected Employees will be immediately eligible to participate in any Parent Plans without any waiting time, to the extent such Affected Employee was eligible to participate in the comparable Company Benefit Plan immediately prior to the Effective Time. To the extent any health benefit plan replaces a Company Benefit Plan that is a health benefit plan following the Effective Time, Parent will, and will cause its Subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee for the plan year in which such Affected Employee is first eligible to participate, to the extent waived or satisfied under the replaced Company Benefit Plan prior to the Effective Time, and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Benefit Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing occurs (except to the extent that such credit for copayments and deductibles did not apply under the Company Benefit Plans to satisfy any applicable deductible or out-of-pocket requirements).

(c)            Prior to the Effective Time, the Company or the Board (as applicable) shall take all actions necessary to (i) terminate the Company Stock Plans, the ESPP and the GMS Inc. Deferred Compensation Plan for Non-Employee Directors, in accordance with their respective terms, effective immediately prior to the Effective Time; (ii) effectuate the treatment of Company Stock Awards contemplated by this Agreement (clauses (i) and (ii) collectively, the “Termination/Equity Actions”); and (iii) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing that the Termination/Equity Actions will be effective as of no later than immediately prior to the Closing.

(d)            Upon the request of Parent, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company or its Subsidiaries (as applicable) shall (i) take any and all necessary actions to terminate any Company Benefit Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”); (ii) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior review and comment by Parent, which comments shall be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing; and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable Law as of the effective date of such terminations. If Parent requests such termination, Parent shall designate a tax-qualified defined contribution retirement plan of Parent or its Affiliate with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Parent 401(k) Plan”) that will cover Affected Employees on and after the Closing Date. Parent shall cause the Parent 401(k) Plan to accept direct rollovers elected by Affected Employees from the 401(k) Plans that consist of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) and promissory notes evidencing participant loans. The parties hereto shall cooperate in good faith to work with the recordkeepers of the 401(k) Plans and the Parent 401(k) Plan to complete the rollovers of promissory notes evidencing participant loans before such loans default.

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(e)            Prior to making any written or video communications to the directors, officers, or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters, the Company shall provide Parent with a copy of the text of the intended communication and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(f)            Nothing contained in this Section 6.6 or any other provision of this Agreement (i) will be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, including any Company Benefit Plan, (ii) will limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms thereof and applicable Law, (iii) will create any third-party beneficiary rights or obligations in any Person (including any Affected Employee or any participant in any Company Benefit Plan) other than the parties to this Agreement or any right to employment or service, or continued employment or service, or to a particular term or condition of employment with Parent, the Surviving Corporation, any of its Subsidiaries, or any of their respective Affiliates, or (iv) will limit, restrict or interfere in any way with the right of Parent (or its Subsidiaries) to discharge or terminate, for any reason whatsoever, with or without cause, in accordance with applicable Law, the employment or service of any employee or other service-provider at or following the Effective Time.

6.7            Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement will be paid by the party incurring such expense.

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6.8            Indemnification; Directors’ and Officers’ Insurance.

(a)            To the fullest extent required or permitted by Law, from and after the Effective Time and until the sixth (6th) anniversary thereof, Parent will cause the Surviving Corporation to indemnify and hold harmless, and advance expenses as incurred to (provided that such Indemnified Party agrees in writing in advance to return any such funds to which a court of competent jurisdiction has determined, in a final non-appealable judgment, such Indemnified Party is not ultimately entitled), each present and former director or officer of the Company or any of its Subsidiaries who, as of the date of this Agreement, is entitled to be indemnified under the Certificate of Incorporation or Bylaws (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) actually incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer or representative of the Company or any of its Subsidiaries or services performed by such Persons at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary or agent of another Person, in each case, at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time.

(b)            For a period of six (6) years following the Effective Time, the Surviving Corporation will cause to be maintained in effect provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), that are no less favorable than those as set forth in the Certificate of Incorporation and Bylaws of the Company in effect on the date of this Agreement, to the fullest extent permitted from time to time by applicable Law, and such provisions will not be amended except as required by applicable Law or to make changes permitted by applicable Law that would not adversely affect the scope of the Indemnified Parties’ indemnification rights thereunder.

(c)            Prior to the Effective Time, the Company may obtain and fully pay the premium for a “tail” insurance policy for the extension of the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policy for the Indemnified Parties for a claims reporting or discovery period of six (6) years from and after the Effective Time (“D&O Insurance”), which D&O Insurance will provide coverage that, in the aggregate, is at least as protective to the Company’s current directors and officers as the coverage provided by such existing policy with respect to claims arising from any facts or matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Whether pursuant to such tail policy or otherwise, the Surviving Corporation will continue to maintain in effect for a period of at least six (6) years from and after the Effective Time, D&O Insurance with coverage that is, in the aggregate, at least as protective to the Company’s current directors and officers as provided in the Company’s existing directors’ and officers’ insurance policy as of the date of this Agreement, or the Surviving Corporation will use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with coverage that is at least as protective to the Company’s current directors and officers as provided in the Company’s existing directors’ and officers’ liability insurance policy as of the date of this Agreement; provided, however, that in no event will the Company pay, or agree to pay, or shall the Surviving Corporation be required to expend, for such D&O Insurance an annual premium amount in excess of 300% of the most recent annual premium paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation, as applicable, may or shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

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(d)            If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations set forth in this Section 6.8. This Section 6.8 may not be amended after the Effective Time in a manner as to adversely affect any Indemnified Party unless such Indemnified Party will have consented in writing to such amendment.

(e)            The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, who are intended third-party beneficiaries of this Section 6.8 as of and following the Effective Time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 6.8; provided, that, as a condition thereto, the Indemnified Party shall provide an undertaking to repay such advances if it is finally determined that such Indemnified Party is not entitled to indemnification. Following the Closing, the obligations under this Section 6.8 shall not be terminated or modified without the consent of such affected Indemnified Parties.

(f)            The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws or under the organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the Certificate of Incorporation or Bylaws or under the organizational documents of any of the Company’s Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six (6)-year period beginning at the Effective Time, notwithstanding any changes to such organizational documents (subject to Section 6.8(b)).

6.9            Takeover Statutes. If any takeover statute or similar provision contained in the Certificate of Incorporation, Bylaws or organizational documents of Parent or Merger Sub is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company (including the Board), Parent and Merger Sub will use their respective reasonable best efforts to grant such approvals and take all such other actions as are necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Law or provision on this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

6.10          Section 16 Matters. Prior to the Effective Time, the Board will take all such steps as may be necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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6.11          Parent Vote. Immediately after the execution of this Agreement by all of the parties hereto, Parent will cause the sole stockholder of Merger Sub to vote (or consent, by written action in lieu of a meeting, with respect to) all shares of common stock of Merger Sub in favor of the adoption of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the transactions contemplated by this Agreement.

6.12          Rule 14d-10(d) Matters. Prior to the Offer Closing Date, the Compensation Committee of the Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) will take all such steps as may be required to cause each plan, program, agreement, arrangement or understanding that has been or will be entered into (or that is established, amended or modified) by Parent, the Company or any of their respective Subsidiaries with any of the current or former officers, directors, managers, employees or independent contractors of the Company or any of its Subsidiaries pursuant to which compensation, severance or other benefits (including the treatment of Company Stock Awards as contemplated by Section 3.3) is paid or payable to such officer, director, manager, employee or independent contractor to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act; provided that nothing in this Section 6.12 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

6.13            Cooperation as to Certain Indebtedness.

(a)            Prior to the Closing, the Company will, and will cause its Subsidiaries to, at the written request of Parent, (i) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Existing Credit Facilities and (ii) use reasonable best efforts to obtain and deliver to Parent at least two (2) Business Days prior to the Closing (x) customary payoff letters providing for the termination of the Existing Credit Facilities and the termination and release of all guarantees thereof and Liens related thereto and setting forth the payoff amount in connection with such termination and release, (y) customary release documentation that is necessary for the release of all Liens securing the Existing Credit Facilities and (z) if applicable, instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Existing Credit Facilities and all guarantees thereof and Liens related thereto; provided that any such notice or payoff letter may be expressly conditioned on the Closing, in each case to facilitate Parent’s prepayment and termination of the Existing Credit Facilities.

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(b)            Prior to the Closing, the Company will, and will cause its Subsidiaries to, to take any actions reasonably requested by Parent to (i) commence one or more tender offers, exchange offers or consent solicitations or change of control offers for the Existing Notes prior to the Closing, the settlement of which, in each case, will be contingent on the Closing or (ii) facilitate the redemption, satisfaction and/or discharge of the Existing Notes by the Surviving Corporation at or after the Effective Time pursuant to the Existing Indenture (the “Redemption”), including (x) causing the trustee under the Existing Indenture to proceed with such tender offers, exchange offers or consent solicitations or change of control offers, as the case may be, for the Existing Notes, and taking any such action as is reasonably necessary to cause the trustee or other applicable agent to send the notices of offers to purchase or redemption, consent solicitation statement or other documents necessary to commence such a transaction, to the holders of the Existing Notes on or prior to the Closing, as applicable, (y) delivering any notices, certificates and opinions with respect to redemption, satisfaction and/or discharge of the Existing Notes as may be required by the Existing Indenture within the time periods specified therein (it being understood that in no event will the Company be required to deliver any notices to redeem, repurchase, satisfy or discharge any Existing Notes prior to the Effective Time unless such notice is conditioned on the occurrence of the Effective Time) and (z) using reasonable best efforts to cause the trustee under the Existing Indenture to limit notice periods as permitted by the Existing Indenture, execute any documents and take any actions that may be required prior to the Effective Time in order to facilitate or consummate the Redemption pursuant to the provisions of the Existing Indenture. Any dealer manager, information agent, depositary or other agent retained in connection with any tender offers, exchange offers or consent solicitations or change of control offers, as the case may be, for the Existing Notes will be selected by Parent and be reasonably acceptable to the Company and the fees and expenses of such agents will be paid directly by Parent. Furthermore, Parent agrees to reimburse the Company for any documented out-of-pocket expenses reasonably incurred by the Company or its Subsidiaries in connection with the Company’s compliance with this Section 6.13(b) (other than with respect to the Company’s, the Company’s Subsidiaries’ or their Representatives’ willful misconduct or gross negligence, as determined by a final non-appealable judgment of a court of competent jurisdiction).

6.14            Resignations. If requested by Parent, the Company and the Board will, prior to the Offer Closing, (a) use their reasonable best efforts to cause to be delivered to Parent prior to the Offer Closing, resignations executed by each Company director effective upon the Offer Closing and (b) pass such resolutions and take such actions necessary to cause, as of the Offer Closing, the Board to be composed of such persons designated by Parent.

6.15            Stockholder Litigation. The Company will promptly notify Parent of any Proceedings instituted against the Company or any of its directors or officers arising out of or relating to this Agreement or the transactions contemplated hereby (“Stockholder Litigation”) and provide copies of all pleadings and material correspondence relating thereto. Parent will have the right to participate in the defense of any such Stockholder Litigation and the Company will consult with Parent regarding the defense of any such Stockholder Litigation, and the Company will not settle or compromise any Stockholder Litigation without the prior written consent of Parent.

VII. CONDITIONS

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)            No Governmental Entity having competent jurisdiction shall have enacted, issued or entered any Order (whether preliminary, permanent or temporary) which remains in effect that enjoins or otherwise prohibits or makes illegal the Merger, and no Law will have been enacted, entered, promulgated or enforced after the date hereof (and still be in effect) by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

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(b)            Merger Sub shall have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

7.2            Frustration of Closing Conditions. No condition in Section 7.1 will be available to any party whose breach of any provision of this Agreement results in or causes the failure of such condition to be satisfied.

VIII. TERMINATION

8.1            Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Offer Closing, without the joinder of Merger Sub, by mutual written consent of the Company and Parent.

8.2            Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Offer Closing by either Parent or the Company:

(a)            if the Offer, the acceptance for payment of, or payment for, Shares pursuant to the Offer, the Merger or the consummation of any or all thereof is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order of a Governmental Entity of competent jurisdiction, provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) will not be available to any party whose breach of any provision of this Agreement primarily results in or is the primary cause of such Order to be issued or the failure of the Order to be removed; or

(b)            if the Offer Closing shall not have occurred on or before June 29, 2026 (as it may be extended in accordance with this Section 8.2(b) or by agreement of Parent and the Company, the “Outside Date”); provided, however, that if on the Outside Date (i) the conditions set forth in clause (a) or (e) (as it relates to an Antitrust Law) of Annex B have not been satisfied or waived, and (ii) other than the Minimum Condition, all other Offer Conditions (other than those conditions that by their nature are to be satisfied at the Offer Closing, which conditions shall be capable of being satisfied at such time) have been satisfied or waived, the Outside Date will automatically be extended up to two (2) times, each for a period of three (3) months, provided further that the right to terminate this Agreement pursuant to this Section 8.2(b) will not be available to any Person whose material breach of any provision of this Agreement is the primary cause of the Offer Closing to fail to occur prior to the Outside Date.

8.3            Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Offer Closing:

(a)            in order for the Company to concurrently enter into an Alternative Acquisition Agreement for a Superior Proposal, provided, that the Company has complied with Section 6.2(f) in connection therewith and concurrently with such termination the Company pays to Parent in immediately available funds the fee required to be paid pursuant to Section 8.5; or

(b)            if any representation, warranty or covenant made by Parent or Merger Sub in this Agreement is breached or fails to be true and such breach (i) is either not curable or, if curable, is not cured prior to the earlier of (x) the Outside Date and (y) the 30th day after written notice thereof is given by the Company to Parent and (ii) would have a Parent Material Adverse Effect (any such breach, a “Purchaser Breach”); provided, however, that the Company is not then in breach of this Agreement such that either clause (b) or clause (c) of Annex B would not be capable of being satisfied as of such date.

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8.4            Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Offer Closing:

(a)            if any representation, warranty or covenant of the Company in this Agreement is breached or fails to be true and (i) such breach or inaccuracy would result in either clause (b) or clause (c) of Annex B not to be satisfied and (ii) such breach is either not curable or, if curable, is not cured prior to the earlier of (x) the Outside Date and (y) the 30th day after written notice thereof is given by Parent to the Company; provided, however, that there does not then exist any Purchaser Breach; or

(b)            if a Change of Recommendation shall have occurred or the Company shall be in material breach of Section 6.2.

8.5            Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this Article VIII, this Agreement will terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in this Section 8.5, Section 1.1(g), Section 6.13(b) (with respect to Parent’s reimbursement obligations thereunder), Article IX and the Confidentiality Agreement will survive the termination of this Agreement and (ii) nothing herein will relieve the Company, Parent or Merger Sub from liability for any fraud or Willful Breach of this Agreement occurring prior to such termination. For purposes of this Agreement, (A) “fraud” means intentional and actual fraud and not equitable fraud; and (B) “Willful Breach” means a breach that is a consequence of an action or failure to act by the breaching party where such Person has actual knowledge that the taking of such action or the failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

(a)            The Company will pay to Parent or one or more Persons designated by Parent a termination fee of $147,500,000 in cash (the “Company Termination Fee”) if this Agreement is terminated as follows (it being understood that in no event will the Company be required to pay the Company Termination Fee on more than one occasion):

(i)             if this Agreement is terminated by Parent pursuant to Section 8.4(b), the Company will pay to Parent the Company Termination Fee within two (2) Business Days following such termination;

(ii)            if this Agreement is terminated by the Company pursuant to Section 8.3(a), the Company will pay to Parent the Company Termination Fee concurrently with such termination; and

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(iii)           if (A) this Agreement is terminated pursuant to Section 8.2(b) or Section 8.4(a), (B) an Acquisition Proposal (including a previously communicated Acquisition Proposal) has been publicly announced or otherwise communicated to the Board and not publicly withdrawn at any time prior to the date of termination, and (C) if within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates any Acquisition Proposal, then the Company will pay to Parent the Company Termination Fee prior to entering into any definitive agreement with respect to consummating, as applicable, any such Acquisition Proposal; provided, however, that for purposes of this Section 8.5(a)(iii), the references in the definition of Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%.”

(b)            Parent will pay to the Company or one or more Persons designated by the Company a termination fee of $230,000,000 in cash (the “Parent Termination Fee”) if this Agreement is terminated (it being understood that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion) by Parent or the Company pursuant to Section 8.2(a) (solely in the event the Order that is the basis of such termination arises under any Antitrust Law) or Section 8.2(b), and (i) the conditions set forth in clauses (b), (c), and (d) of Annex B would have been satisfied (or, in the case of clause (d), capable of being satisfied), in each case, if the Offer Closing were to occur on the date the notice of termination is delivered and (ii) either the conditions in clause (a) of Annex B or clause (e) of Annex B (solely due to any such action or event arising under any Antitrust Law) have not been satisfied, then, within two (2) Business Days following such termination, Parent shall cause to be paid to the Company the Parent Termination Fee.

(c)            All amounts payable pursuant to this Section 8.5 will be paid by wire transfer of immediately available funds to the account designated by the recipient of such payment. Each of the parties hereto acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to pay the amount due pursuant to this Section 8.5 when required, and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding which results in a judgment against the other party for the payment set forth in this Section 8.5, such other party will pay to it its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. The parties agree that if the Company Termination Fee or Parent Termination Fee becomes payable by, and is paid by, the applicable party, then such Company Termination Fee or Parent Termination Fee shall be the receiving party’s sole and exclusive remedy for damages against the other parties and their respective Affiliates and its and their Representatives in connection with this Agreement, and in no event will the party receiving such fee or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any fraud or any Willful Breach of this Agreement.

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IX. MISCELLANEOUS AND GENERAL

9.1            Survival. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will survive the Effective Time or termination of this Agreement in accordance with its terms. This Section 9.1 will not limit any covenant or agreement in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

9.2            Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement of the parties hereto. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a modification, amendment, or waiver of those rights.

9.3            Waiver of Conditions. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and, together with the other provisions of this Agreement for the benefit of such party, may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.

9.4            Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (including by email) to the other parties, and all such counterparts will together constitute one and the same agreement.

9.5            Governing Law; Venue; Waiver of Jury Trial.

(a)            This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

(b)            All Proceedings arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereto (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or the Merger, the Offer or any other transaction contemplated by this Agreement and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that they are not subject personally to the jurisdiction of the above-named courts, that the property is exempt or immune from attachment or execution, that any such Proceeding is brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the Merger, the Offer or any other transaction contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any Proceeding in the manner provided in Section 9.7 or such other manner as may be permitted by Law will be valid and sufficient service of process.

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(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6            Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 9.6, the parties acknowledge and agree that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the parties hereto to consummate the Offer Closing and the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.5 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Company, Parent or Merger Sub would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 will not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, notwithstanding anything herein to the contrary, the Company may pursue any or all of (i) a grant of specific performance pursuant to this Section 9.6 and (ii) damages for breach of this Agreement; provided that the Company shall not be entitled to receive both a grant of specific performance and an award of damages.

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9.7            Notices. All notices and other communications among the parties hereto will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (assuming no bounce-back or notice of delivery failure), addressed as follows:

(a)            If to Parent or Merger Sub, or, after the Closing, the Surviving Corporation to:

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

Attention:	Vice President – Legal and Deputy General Counsel
Email:	[****]

with copies (which shall not constitute notice) to counsel to Parent and Merger Sub:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:	Michael J. Aiello
Michelle A. Sargent
Email:	[****]

(b)            If to the Company:

GMS Inc.

100 Cresent Centre Parkway

Suite 800

Tucker, Georgia 30084

Attention:	Craig Apolinsky, SVP and General Counsel
Email:	[****]

with copies (which shall not constitute notice) to counsel to the Company:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention:	W. Scott Ortwein
Justin R. Howard
Kyle G. Healy
Email:	[****]

or to such other address or addresses as the parties may from time to time designate in writing.

9.8            Entire Agreement. This Agreement (including the Company Disclosure Schedule and all other schedules, annexes and exhibits delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

62

9.9            No Third Party Beneficiaries. Except, (i) following the Effective Time, for (A) the rights of the Indemnified Parties under Section 6.8, and (B) the rights of Stockholders to receive the Offer Price or the Merger Consideration, as applicable, following the Offer Closing or the Effective Time, as applicable, pursuant to and in compliance with the terms of this Agreement, and for holders of equity based awards to receive the amounts set forth pursuant to and in compliance with Article III and (ii) for the right of the Company, on behalf of the Stockholders, to pursue damages in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement or fraud, which rights are hereby expressly acknowledged and agreed by Parent and Merger Sub, the representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10          Obligations of Subsidiaries. Whenever this Agreement requires a Subsidiary of any party that is not a party to this Agreement to take any action, such requirement will be deemed to include an undertaking on the part of the party to cause such Subsidiary to take such action.

9.11          Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section of this Agreement corresponding to such term.

9.12          Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined in a final judgment of a court of competent jurisdiction to be invalid or unenforceable, (a) the court shall have the power to (and if the court does not exercise such power the parties shall) replace such provision with a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

63

9.13          Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section Exhibit or Annex, such reference will be to a Section of or Exhibit or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning as the word “shall.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The term “or” is not exclusive. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or Law, such references are to, except as context may otherwise require, the agreement, Contract, statute or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof); and to any section of any statute or Law including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise expressly provided in this Agreement or under applicable Law, including as it relates to the calculation of the Offer period: (i) when calculating the period of time prior to which, within which or following which any act is to be done or step taken pursuant hereto, (A) the date that is the reference date in calculating such period shall be excluded and (B) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day and (ii) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) uploaded to the virtual Data Room hosted by DataSite or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case no less than one (1) day prior to the date of this Agreement.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)            The mere inclusion of any item in any section or subsection of the Company Disclosure Schedule as an exception to any representation or warranty or otherwise (i) will not be deemed to constitute an admission by the Company, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement, (ii) shall not constitute, or be deemed to constitute or be deemed to be, an admission of liability or obligation concerning such matter, nor an admission against the interests of the Company or its Affiliates, (iii) does not represent a determination by the Company that such item did not arise in the Ordinary Course and (iv) shall not constitute evidence that any information was required to be disclosed in the Company Disclosure Schedule. Headings inserted in the sections or subsections of the Company Disclosure Schedule are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

64

9.14          Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that Merger Sub will be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided further, however, that such assignment by Merger Sub will not (i) relieve Parent or Merger Sub of any of its obligations hereunder or enlarge, alter or change any obligation of the Company or (ii) impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement. Any purported assignment in violation of this Agreement is void.

9.15          Transfer Taxes. Except as otherwise provided in Section 3.2(e), all transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed with respect to the Offer and the Merger shall be paid by Parent when due.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

GMS INC.

/s/ John C. Turner, Jr.
Name:	John C. Turner, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

THE HOME DEPOT, INC.

By:	/s/ Richard V. McPhail
	Name:	Richard V. McPhail
	Title:	Executive Vice President and Chief Financial Officer

GOLD ACQUISITION SUB, INC.

By:	/s/ Richard V. McPhail
	Name:	Richard V. McPhail
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“2025 Company 10-K” has the meaning set forth in Section 4.17(a).

“Acceptable Confidentiality Agreement” means one or more executed confidentiality agreements on terms (other than with respect to any standstill or similar provision) that are at least as restrictive with respect to nondisclosure of confidential information as the Confidentiality Agreement and otherwise are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and which does not prohibit compliance by the Company with Section 6.2.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or any Affiliate of any of the foregoing) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more based on the fair market value, as determined in good faith by the Board, of assets (including capital stock of or other equity interest in the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) Shares or other equity securities of the Company which together with any other Shares or other equity securities of the Company beneficially owned by such Person or group, would equal 20% or more of aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 20% or more of the aggregate voting power of the Company, or (c) any merger, consolidation, business combination, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity.

“Affected Employee” has the meaning set forth in Section 6.6(b).

“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and similar Laws of those or any other applicable jurisdiction.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Competition Act (Canada) and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, other foreign antitrust Laws.

A-1

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Board” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Bylaws” means the bylaws of the Company.

“Certificate” has the meaning set forth in Section 3.1(a).

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 22, 2020.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Recommendation” has the meaning set forth in Section 6.2(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(i).

“Commencement Date” has the meaning set forth in Section 1.1(a).

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Balance Sheet” has the meaning set forth in Section 4.6(d).

“Company Balance Sheet Date” has the meaning set forth in Section 4.6(d).

“Company Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and each other employee, service provider or director benefit plan, program, policy, agreement or other arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, Tax gross-up, employee loan, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay or benefits, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, fringe benefit plans and each other compensatory or employee benefit plan, including all plans within the meaning of Section 3(1) of ERISA, and any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), in each case, whether oral or written, funded or unfunded, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any potential liabilities, including on account of their respective ERISA Affiliates.

A-2

“Company Disclosure Schedule” has the meaning set forth in the Preamble to Article IV.

“Company IP” means Company-Owned IP and Inbound Licenses.

“Company Permits” has the meaning set forth in Section 4.8(b).

“Company Material Contracts” has the meaning set forth in Section 4.17(a).

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) would prevent the Company from consummating, or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or any of the other transactions contemplated by this Agreement or (ii) would have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that, in the case of clause (ii), Company Material Adverse Effect will not be deemed to include the impact of any of the following, either alone or in combination: (a) changes after the date of this Agreement in GAAP or the authoritative interpretation thereof; (b) changes after the date of this Agreement in Laws or the authoritative interpretation thereof; (c) general changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country; (d) changes generally affecting the industries in which the Company or its Subsidiaries operate, (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks; (f) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of Parent or any of its Affiliates, and including any impact on the relationship of the Company or any of the Company’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, employees or partners; (g) a change in the market price or trading volume of the Company Common Stock, or the failure of the Company to meet public projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition); (h) any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates; (i) any actions taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, and (j) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is required or expressly contemplated to be taken or omitted to be taken pursuant to this Agreement; except, with respect to clauses (a), (b), (c), (d) or (e), to the extent that the effects of such change are disproportionately adverse to the business, results of operations or condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

A-3

“Company-Owned IP” means the Intellectual Property, other than Inbound Licenses, presently used in and necessary for the current operation of the Company’s business.

“Company Board Recommendation” has the meaning set forth in Section 4.3(b)(iii).

“Company Required Governmental Approvals” has the meaning set forth in Section 4.4(a).

“Company Restricted Unit” has the meaning set forth in Section 3.3(c).

“Company SEC Documents” has the meaning set forth in Section 4.5(a).

“Company Stock Awards” has the meaning set forth in Section 3.3(d).

“Company Stock Option” has the meaning set forth in Section 3.3(a).

“Company Stock Plans” has the meaning set forth in Section 3.3(a).

“Company Termination Fee” has the meaning set forth in Section 8.5(a).

“Competition Act (Canada)” means the Competition Act (R.S.C., 1985, c. C-34), as amended, and includes the regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement dated as of June 13, 2025, by and between the Company and Parent, as amended or supplemented by that certain Clean Team Confidentiality Agreement, dated as of June 21, 2025, by and between the Company and Parent.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other legally binding obligation.

“Costs” has the meaning set forth in Section 6.8(a).

“Covered Person” means any member of the Board and any employee at the level of Vice President or above; provided however that Covered Person will not include employees no longer employed by the Company at or before the Effective Time.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Insurance” has the meaning set forth in Section 6.8(c).

“Data Room” means the Datasite electronic data room established in connection with the transactions contemplated hereby.

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

A-4

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case as in effect at the date hereof, or (c) the protection of worker health or safety.

“Equity Award Exchange Ratio” means a fraction (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the Parent Share Price.

“ERISA” has the meaning set forth in the definition of “Company Benefit Plans.”

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 3.3(d).

“Exchange Act” has the meaning set forth in Section 1.1(a).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Existing Credit Facilities” means (a) that certain First Lien Credit Agreement, dated as of April 1, 2014, by and among GYP Holdings III Corp., as the borrower, GYP Holdings II Corp., as holdings, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, and (b) that certain Second Amended and Restated ABL Credit Agreement, dated as of December 22, 2022, by and among GYP Holdings III Corp., as the U.S. borrower and as the lead borrower, Titan GMS Limited Partnership, as the Canadian borrower, GYP Holdings II Corp., as holdings, each lender from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time (the “ABL Credit Agreement”).

“Existing Indenture” means the Indenture, dated as of April 22, 2021, by and among GYP Holdings III Corp., (the “Notes Issuer”) GYP Holdings II Corp., the guarantors listed therein and U.S. Bank, National Association (the “Trustee”).

“Existing Notes” means the Notes Issuer’s 4.625% Senior Notes due 2029 issued pursuant to the Existing Indenture.

“Expiration Time” has the meaning set forth in Section 1.1(d).

A-5

“Foreign Plan” has the meaning set forth in Section 4.10(k).

“fraud” has the meaning set forth in Section 8.5.

“GAAP” has the meaning set forth in Section 4.5(e).

“Governmental Entity” has the meaning set forth in Section 4.4(a).

“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound Licenses” means Contracts pursuant to which any Person has licensed any Intellectual Property to the Company or any of its Subsidiaries or granted to the Company or any of its Subsidiaries any covenant not to sue or right with respect to any Intellectual Property. Inbound Licenses include the Company’s or any of its Subsidiaries’ rights to use free software, “open source software,” shareware or any other software licensed under any license identified as an open source license by the Open Source Initiative.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Initial Expiration Time” has the meaning set forth in Section 1.1(d).

“Insurance Arrangements” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing (collectively, “Trademarks”), (b) Internet domain names, (c) patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, modifications, compilations, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, software, databases and database rights, and (f) rights of publicity and privacy.

A-6

“Intervening Event” means a fact, event, development or change in circumstances that occurs or arises on or after the date hereof (other than any Acquisition Proposal or Superior Proposal or any inquiry or communications or other matter relating thereto or the consequences thereof) and which materially affects the business, assets or operations of the Company and was not known or reasonably foreseeable (or the consequences of which were not known or reasonably foreseeable) to the Board prior to the execution and delivery of this Agreement; provided that no change in the market price or trading volume of the Common Stock or the common stock of Parent or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecast or estimates of its revenue, earnings, or other financial performance or results of operations for any period will be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Intervening Event has occurred).

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) when referring to the Knowledge of the Company or any of its Subsidiaries, the actual knowledge of the persons listed under “Annex A, Knowledge Group,” of the Company Disclosure Schedule and (b) when referring to the Knowledge of Parent, the actual knowledge of the officers of Parent as of the date hereof.

“Law” or “Laws” means any U.S. federal, state, municipal, local or foreign laws, statutes, ordinances, treaties, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity (or under the authority of NYSE) and any judicial interpretation thereof.

“Lease” has the meaning set forth in Section 4.16(c).

“Letter of Transmittal” has the meaning set forth in Section 3.2(c).

“Lien” means any lien, charge, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, adverse claim, option, easement, servitude, or other encumbrance of any kind.

“Major Customer” has the meaning set forth in Section 4.18.

“Major Supplier” has the meaning set forth in Section 4.18.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Minimum Condition” has the meaning set forth in Section 1.1(b).

“No-Shop Period” has the meaning set forth in Section 6.2(b).

A-7

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Offer” has the meaning set forth in the Recitals to this Agreement.

“Offer Closing” has the meaning set forth in Section 1.1(f).

“Offer Closing Date” has the meaning set forth in Section 1.1(f).

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(h).

“Offer Price” has the meaning set forth in the Recitals to this Agreement.

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Order” means any order, executive order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement Contract or similar written Contract with, any Governmental Entity.

“Ordinary Course” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

“Outbound Licenses” means Contracts pursuant to which the Company or any of its Subsidiaries has granted any Person a license to use any Company-Owned IP or a covenant not to sue or other right with respect to any Company-Owned IP, other than any express agreement under which the Company grants to an end-user a non-exclusive license for the end-user’s internal use of Company-Owned IP.

“Outside Date” has the meaning set forth in Section 8.2(b).

“Owned Real Property” has the meaning set forth in Section 4.16(b).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any change, circumstance, event, occurrence, condition, development or combination of the foregoing that would, or reasonably be expected to, prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Offer or the Merger prior to the Outside Date.

“Parent Required Governmental Approvals” has the meaning set forth in Section 5.3(a).

“Parent Share Price” means the volume weighted average price per share, rounded to the nearest one tenth of a cent, of the Parent Shares on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Effective Time, subject to appropriate adjustments to reflect any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into Parent Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change

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“Parent Shares” means the shares of common stock, par value $0.05 per share, of Parent.

“Parent Termination Fee” has the meaning set forth in Section 8.5(c).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company SEC Documents, (b) disclosed on the most recent consolidated balance sheet included in the Company SEC Documents or in the notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (c) which is incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations (including letters of credit in lieu of any such bonds or to support the issuance thereof), (d) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course, (e) which is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (f) which constitutes (x) any condition that would be disclosed by a current, accurate survey or physical inspection, or (y) a Lien (other than any Lien securing indebtedness for borrowed money), easement, right-of-way, covenant, restriction or other similar matters that would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (g) which is a Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights, (h) which is a Lien arising by operation of Law for amounts not yet due, (i) which is any interest or title of a lessor under any leases or subleases entered into by the Company or any Subsidiary in the Ordinary Course, (j) which is a purchase money security interest in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary thereof, (k) which is a non-exclusive license of Intellectual Property granted to customers or end users in the Ordinary Course, (l) which was incurred in the Ordinary Course since the Company Balance Sheet Date, (m) constituting a transfer restriction arising under the Securities Act or other applicable securities Laws and (n) created by the existence of this Agreement and the rights given to Parent and Merger Sub herein.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

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“Personal Information” means all information in any form or media that identifies, could reasonably be used to identify or is otherwise reasonably related to an individual person or household, in addition to any definition for “personal information” or any similar term provided by Privacy Requirements (e.g., “personal data,” “personally identifiable information,” or “PII”).

“Preferred Stock” means the undesignated preferred stock of the Company, par value $0.01 per share.

“Privacy Laws” means, regardless of jurisdiction, any and all applicable Laws, legal requirements and legally binding guidelines and standards relating to the Processing of any Personal Information, including Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and its Subsidiaries’ written policies, notices and contractual obligations relating to the Processing of any Personal Information.

“Proceeding” has the meaning set forth in Section 4.9(a).

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer.

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on dealings or transactions with such entity under any Law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), or 50% or more of which is owned, directly or indirectly, by one or more such individuals or entities; or (e) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

“Purchaser Breach” has the meaning set forth in Section 8.3(b).

“Redemption” has the meaning set forth in Section 6.13(b).

“Reference Date” means April 30, 2022.

“Regulatory Consents” has the meaning set forth in Section 6.3(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.

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“Remedial Action” has the meaning set forth in Section 6.3(d)(ii).

“Representatives” means all accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other similar representatives, including any of the foregoing parties’ controlled Affiliates.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(h).

“SEC” has the meaning set forth in Section 1.1(e).

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in Recitals to this Agreement.

“Significant Subsidiary” means a Subsidiary of the Company that constitutes a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Act.

“Specified Antitrust Laws” means the HSR Act and the Competition Act (Canada).

“Specified Government Contracts” has the meaning set forth in Section 4.8(a).

“Stockholder List Date” has the meaning set forth in Section 1.2(a).

“Stockholders” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references therein to “20% or more” will be replaced by “more than 50%”) that the Board determines in good faith would, if consummated, result in a transaction that is more favorable from a financial point of view to the Stockholders (solely in their capacity as such) than the Offer and the Merger after consulting with outside counsel and an independent financial advisor and taking into account all legal, financial, regulatory, timing, certainty of closing and other aspects of such proposal as the Board determines to be appropriate and any other relevant factors permitted or required to be taken into account by applicable Law.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

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“Tax” or “Taxes” means any and all (whether or not disputed) U.S. or non-U.S., federal, state, local or other taxes of any kind, imposts, charges or duties (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (a) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (b) a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Termination/Equity Actions” has the meaning set forth in Section 6.6(c).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Willful Breach” has the meaning set forth in Section 8.5.

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ANNEX B

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer, and in addition to the Minimum Condition, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if on the date of the Expiration Time any of the following conditions has not been satisfied (or, to the extent legally permissible, waived):

(a)            any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Specified Antitrust Laws, and any agreement (including any timing agreement) with any Governmental Entity not to consummate the transactions contemplated hereby for some period of time, shall have expired or been terminated;

(b)

(i)             The representations and warranties of the Company set forth in Article IV (other than in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (other than Section 4.2(d)) (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Opinion of the Company’s Financial Advisor), Sections 4.4(a) and 4.4(b)(i) (Governmental Filings), Section 4.7(b) (Absence of Certain Changes), Section 4.20 (Brokers and Finders), Section 4.21 (Antitakeover Statutes) and Section 4.23 (Merger Approval)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) both at and as of the date of this Agreement and as of the Expiration Time as though made at and as of such time, except, in the case of this clause (i), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)            the representations and warranties of the Company set forth in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (other than Section 4.2(a) and Section 4.2(d)) (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Opinion of the Company’s Financial Advisor), Sections 4.4(a) and 4.4(b)(i) (Governmental Filings), Section 4.20 (Brokers and Finders), Section 4.21 (Antitakeover Statutes) and Section 4.23 (Merger Approval) shall be true and correct in all material respects both at and as of the date of this Agreement and as of the Expiration Time as though made at and as of such time;

(iii)           the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all respects both at and as of the date of this Agreement and as of the Expiration Time as though made at and as of such time, except, in the case of this clause (iii), for any inaccuracies that are in the aggregate de minimis; and

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(iv)          the representations and warranties of the Company set forth in Section 4.7(b) (Absence of Certain Changes) shall be true and correct both at and as of the date of this Agreement and as of the Expiration Time as though made at and as of such time;

provided, however, in each such case, that any representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(c)            the Company shall have complied with, or performed, in all material respects its covenants required to be performed by or complied with by it under this Agreement at or prior to the Expiration Time;

(d)            Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company and dated as of the date of the Expiration Time to the effect that the conditions set forth in clauses (b) and (c) above have been duly satisfied;

(e)            no Governmental Entity, in its capacity as such, shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect or (ii) commenced any Proceeding, in either case, which (A) has the effect of making the Offer, or the acceptance for payment or payment for the Shares pursuant to the Offer, or the Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by this Agreement; and

(f)            this Agreement shall not have been terminated in accordance with its terms.

The conditions in the foregoing clauses (a) through (f) are for the benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

TERMS USED BUT NOT DEFINED IN THIS ANNEX B HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE AGREEMENT TO WHICH THIS ANNEX B IS A PART.

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ANNEX C

A&R Certificate of Incorporation of the Surviving Corporation

(See attached.)

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FINAL FORM

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[GMS Inc.]

FIRST: The name of the corporation (the “Corporation”) is [GMS Inc.]

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful business or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and, in general, to possess and exercise all the powers and privileges granted by the DGCL, any other law of the State of Delaware, or the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares which the Corporation is authorized to issue is 1,000 shares of Common Stock, $0.01 par value per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by the stockholders or otherwise.

SIXTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

EIGHTH: Subject to the last sentence of Article SEVENTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.